Execution Copy  6/23/97

                                                        Exhibit 2


              AGREEMENT AND PLAN OF REORGANIZATION

                              among

                 CRESTAR FINANCIAL CORPORATION,

                          CRESTAR BANK,

                 AMERICAN NATIONAL BANCORP, INC.

                               and

             AMERICAN NATIONAL SAVINGS BANK, F.S.B.




                          June 23, 1997

                              INDEX

                                                            Page

                            ARTICLE I
                             General

1.1. Holding Company Merger                                     2
1.2. Bank Merger                                                2
1.3. Issuance of Crestar Common Stock and Payment of Cash       2
1.4. Taking of Necessary Action                                 2


                           ARTICLE II
         Effect of Transaction on Common Stock, Assets,
           Liabilities and Capitalization of Crestar,
        Crestar Bank, American National and Savings Bank

2.1. Conversion of Stock; Exchange Ratio; Cash Election         3
2.2. Manner of Exchange                                         4
2.3. No Fractional Shares                                       6
2.4. Dissenting Shares                                          6
2.5. Assets                                                     6
2.6. Liabilities                                                7


                         ARTICLE III
                 Representations and Warranties

3.1. Representations and Warranties of American National        7
  (a)     Organization, Standing and Power                      7
  (b)     Capital Structure                                     8
  (c)     Authority                                             8
  (d)     Investments                                          10
  (e)     Financial Statements                                 10
  (f)     Absence of Undisclosed Liabilities                   11
  (g)     Tax Matters                                          11
  (h)     Options, Warrants and Related Matters                12
  (i)     Property                                             12
  (j)     Additional Schedules Furnished to Crestar            13
  (k)     Agreements in Force and Effect                       14
  (l)     Legal Proceedings; Compliance with Laws              14
  (m)     Employee Benefit Plans                               15

  (n)     Insurance                                            17
  (o)     Loan Portfolio                                       18
  (p)     Absence of Changes                                   19
  (q)     Brokers and Finders                                  19
  (r)     Subsidiaries                                         19
  (s)     Reports                                              20
  (t)     Environmental Matters                                20
  (u)     Disclosure                                           21
  (v)     Accounting; Tax; Regulatory Matters                  22
  (w)     Regulatory Approvals                                 22
3.2. Representations and Warranties of Crestar and
            Crestar Bank                                       22
(a)  Organization, Standing and Power                          22
(b)  Capital Structure                                         22
(c)  Authority                                                 23
(d)  Financial Statements                                      24
(e)  Absence of Undisclosed Liabilities                        24
(f)  Absence of Changes                                        24
(g)  Brokers and Finders                                       25
(h)  Subsidiaries                                              25
(i)  Reports                                                   25
(j)  Tax Matters                                               25
(k)  Property                                                  26
(l)  Agreements in Force and Effect                            26
(m)  Legal Proceedings; Compliance with Laws                   27
(n)  Employee Benefit Plans                                    27
(o)  Regulatory Approvals                                      28
(p)  Environmental Matters                                     28
(q)  Disclosure                                                29


                           ARTICLE IV
                Conduct and Transactions Prior to
                  Effective Time of the Merger

4.1. Access to Records and Properties of Crestar, Crestar Bank,
     American National and Savings Bank; Confidentiality       29
4.2. Registration Statement, Proxy Statement, Shareholder
     Approval                                                  30
4.3. Operation of the Business of American National            31
4.4. No Solicitation                                           32
4.5. Dividends                                                 32
4.6. Regulatory Filings; Best Efforts                          33
4.7. Public Announcements                                      33
4.8. Operating Synergies; Conformance to Reserve
     Policies, Etc.                                            33

4.9.  Crestar Rights Agreement                                 34
4.10. Agreement as to Efforts to Consummate                    34
4.11. Adverse Changes in Condition                             34
4.12. NYSE Listing                                             34
4.13. Updating of Schedules                                    34
4.14. Transactions in Crestar Common Stock                     35
4.15. Branch Closing Law                                       35


                            ARTICLE V
                      Conditions of Merger

5.1. Conditions of Obligations of Crestar and Crestar Bank     35
  (a) Representations and Warranties; Performance of
      Obligations                                              35
  (b) Authorization of Transaction                             36
  (c) Opinion of Counsel                                       36
  (d) The Registration Statement                               36
  (e) Tax Opinion                                              36
  (f) Regulatory Approvals                                     37
  (g) Affiliate Letters                                        37
  (h) NYSE Listing                                             37
  (i) Acceptance by Crestar and Crestar Bank Counsel           37
5.2. Conditions of Obligations of American National and Savings
     Bank                                                      37
  (a) Representations and Warranties; Performance of
      Obligations                                              38
  (b) Authorization of Transaction                             38
  (c) Opinion of Counsel                                       38
  (d) The Registration Statement                               38
  (e) Regulatory Approvals                                     39
  (f) Tax Opinion                                              39
  (g) NYSE Listing                                             40
  (h) Fairness Opinion                                         40
  (i) Acceptance by American National's Counsel                40


                           ARTICLE VI
                  Closing Date; Effective Time

6.1. Closing Date                                              40
6.2. Filings at Closing                                        40
6.3. Effective Time                                            41

                           ARTICLE VII
            Termination; Survival of Representations,
         Warranties and Covenants; Waiver and Amendment

7.1. Termination                                               41
7.2. Effect of Termination                                     43
7.3. Survival of Representations, Warranties and Covenants     43
7.4. Waiver and Amendment                                      43


                          ARTICLE VIII
                      Additional Covenants

8.1. Indemnification of American National Officers and
     Directors; Liability Insurance                            44
8.2. Employment and Severance Agreements                       44
8.3. Employee Benefit Matters                                  44
8.4. Stock Options                                             46


                           ARTICLE IX
                          Miscellaneous

9.1. Expenses                                                  46
9.2. Entire Agreement                                          46
9.3. Descriptive Headings                                      46
9.4. Notices                                                   46
9.5. Counterparts                                              47
9.6. Governing Law                                             47

Exhibit A -    Stock Option Agreement

Exhibit B -    Holding Company Plan of Merger of American
               National into Crestar

Exhibit C -    Bank Plan of Merger of Savings Bank into Crestar
               Bank

Exhibit D -    Opinion of Luse, Lehman, Gorman, Pomerenk &
               Schick, counsel to American National and Savings
               Bank

Exhibit E -    Opinion of Hunton & Williams, counsel to Crestar
               and Crestar Bank

Exhibit F -    Form of Affiliate's Undertaking

                        INDEX TO SCHEDULES



Schedule       Description
--------       -----------

A-1            Securities owned by American National Savings Bank

A-2            American National and Savings Bank Financial
               Statements

B              American National Taxes Being Contested, etc.

C Salary Rates, American National Common Stock Held by Certain Employees and Directors of American
               National and Savings Bank, Options and Restricted
               Stock Awards

D              Notes, Bonds, Mortgages, Indentures, Licenses,
               Lease Agreements and Other Contracts of American
               National and Savings Bank

E              Employment Contracts and Related Matters of
               American National and Savings Bank

F Real Estate Owned or Leased by American National and Savings Bank

G              Affiliates of American National

H              Legal Proceedings of American National

I              Insurance of American National

J              American National Loans

K              Certain Changes

L              Environmental Matters

M              Crestar Taxes Being Contested, etc.

N              American National Subsidiaries and Joint Ventures

O              Authority

X              Permitted Contracts


              AGREEMENT AND PLAN OF REORGANIZATION


     This Agreement and Plan of Reorganization (the "Agreement") dated as of June 23, 1997 among CRESTAR FINANCIAL CORPORATION, a Virginia corporation ("Crestar"), CRESTAR BANK, a Virginia banking corporation wholly-owned by Crestar ("Crestar Bank"), AMERICAN NATIONAL BANCORP, INC. a Delaware corporation (together with its subsidiaries, "American National") and AMERICAN NATIONAL SAVINGS BANK, F.S.B., a federal savings bank (together with its subsidiaries, "Savings Bank"), recites and provides:

     A. American National and Crestar have agreed that Crestar will acquire American National in a statutory merger in exchange for Crestar Common Stock and cash, and pursuant to a Stock Option Agreement (the "Option Agreement") attached as Exhibit A, American National has granted an option to Crestar to purchase shares of American National Common Stock in certain events. The Option Agreement shall survive execution of the Agreement for the term provided in the Option Agreement.

     B. The boards of directors of Crestar and American National deem it advisable to merge American National into Crestar (the "Holding Company Merger") pursuant to this Agreement and the Holding Company Plan of Merger attached as Exhibit B (the "Holding Company Plan of Merger") whereby the holders of shares of Common Stock ("American National Common Stock") of American National will receive Common Stock of Crestar ("Crestar Common Stock") and/or cash in exchange therefor.

     C. The boards of directors of Crestar, American National, Crestar Bank and Savings Bank deem it advisable that after the Holding Company Merger, Crestar shall cause Savings Bank to be merged into Crestar Bank (the "Bank Merger"). The boards of directors deem it advisable that the Bank Merger be accomplished by the merger of Savings Bank into Crestar Bank pursuant to this Agreement and the Plan of Merger attached as Exhibit C (the "Bank Plan of Merger"). The Holding Company Merger and the Bank Merger are referred to herein collectively as the "Transaction."

     D. To effectuate the foregoing, the parties desire to adopt this Agreement and the Holding Company Plan of Merger, which shall represent a plan of reorganization in accordance with the provisions of Section 368(a) of the United States Internal Revenue Code, as amended (the "Code"), and the Bank Plan of Merger, which also shall represent a plan of reorganization.

     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions and promises herein contained, Crestar, Crestar Bank, American National and Savings Bank hereby adopt this Agreement whereby at the "Effective Time of the Holding Company Merger" (as defined in Article VI hereof)

American National shall be merged into Crestar in accordance with the Holding Company Plan of Merger. At the Effective Time of the Bank Merger (as defined in Article VI hereof), Savings Bank will merge directly into Crestar Bank in accordance with the Bank Plan of Merger. The Bank Merger is intended to qualify as an "Oakar" transaction to avoid the payment of Federal Deposit Insurance Corporation ("FDIC") exit and entrance fees in accordance with
Section 5(d)(3) of the Federal Deposit Insurance Act ("FDIA"). The outstanding shares of American National Common Stock shall be converted into shares of Crestar Common Stock and/or cash as provided in this Agreement on the basis, terms and conditions contained herein and in the Holding Company Plan of Merger. At the Effective Time of the Bank Merger, the outstanding shares of Savings Bank Common Stock shall be canceled.

     In connection therewith, the parties hereto agree as follows:

                            ARTICLE I
                             General

     1.1. Holding Company Merger. Subject to the provisions of this Agreement and the Holding Company Plan of Merger, at the Effective Time of the Holding Company Merger the separate existence of American National shall cease and American National shall be merged with and into Crestar ("Crestar" or the "Surviving Company").

     1.2. Bank Merger. Subject to the provisions of this Agreement and the Bank Plan of Merger, immediately following the Effective Time of the Holding Company Merger Crestar shall cause Savings Bank to merge into Crestar Bank ("Crestar Bank" or the "Surviving Bank"), which merger shall qualify as an "Oakar" transaction in accordance with Section 5(d)(3)(A) of the FDIA and the separate existence of Savings Bank shall cease.

     1.3. Issuance of Crestar Common Stock and Payment of Cash. Crestar agrees that at the Effective Time of the Holding Company Merger it will issue Crestar Common Stock and/or pay cash to the extent set forth in, and in accordance with, the terms of this Agreement and the Holding Company Plan of Merger.

     1.4. Taking of Necessary Action. In case at any time after the Effective Time of the Holding Company Merger any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company and/or Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of American National and/or Savings Bank, the officers and directors of the Surviving Company and/or Surviving Bank shall take all such necessary action.

                          ARTICLE II
         Effect of Transaction on Common Stock, Assets,
           Liabilities and Capitalization of Crestar,
        Crestar Bank, American National and Savings Bank

     2.1. Conversion of Stock; Exchange Ratio; Cash Election. At the Effective Time of the Holding Company Merger:

          (a) Conversion of Stock. Each share of American National Common Stock issued and outstanding at the Effective Time of the Holding Company Merger (other than shares held directly by Crestar, which shall be canceled without payment therefore and shares to be exchanged for cash) shall, without any action by the holder thereof, be converted into the number of shares of Crestar Common Stock determined in accordance with subsection 2.1(b). All such shares shall be validly issued, fully paid and nonassessable.

          (b) Exchange Ratio. Each share of American National Common Stock (other than shares held directly by Crestar and shares to be exchanged for cash) shall be converted into a fraction of a share of Crestar Common Stock, determined in accordance with the Exchange Ratio. The "Exchange Ratio" shall be calculated as follows:

          (i) if the Average Closing Price (as defined below) is between $30 and $50, the Exchange Ratio shall be the quotient (rounded to the nearest one-thousandth) of (A) $20.25 (the "Common Stock Price Per Share") divided by (B) the Average Closing Price;

          (ii) if the Average Closing Price is $50 or greater, the Exchange Ratio shall be 0.405; and

          (iii)if the Average Closing Price is $30 or less, the Exchange Ratio shall be 0.675.

          As used herein, "Average Closing Price" shall mean the average closing price of Crestar Common Stock as reported on the New York Stock Exchange for each of the 10 trading days ending on the tenth day prior to the Effective Time of the Holding Company Merger.

          The Exchange Ratio at the Effective Time of the Holding
     Company Merger shall be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of Crestar Common Stock, any dividend payable in Crestar

     Common Stock, or any capital reorganization involving the reclassification of Crestar Common Stock subsequent to the date of this Agreement.

          (c) Cash Election. Holders of shares of American National Common Stock will be given the option of exchanging their shares for the Common Stock Price Per Share in cash (subject to all applicable withholding taxes), provided that in the aggregate the number of shares that may be exchanged for cash shall not exceed 40% of the number of outstanding shares of American National Common Stock immediately prior to the Effective Time of the Holding Company Merger. The cash election must be made at or prior to the time American National shareholders vote on the Holding Company Merger, and once such vote has been taken, cash elections shall be irrevocable. If the aggregate number of shares for which a cash election is made exceeds 40% of the outstanding shares of American National Common Stock immediately prior to the Effective Time of the Holding Company Merger, Crestar first will pay cash for shares submitted for cash exchange by each holder of 100 or fewer American National shares (if such holder has submitted all his shares for cash exchange) and then will pay cash for the remaining shares submitted for cash pro rata. Shares not exchanged for cash after proration will be exchanged for Crestar Common Stock at the Exchange Ratio.

     2.2. Manner of Exchange.

          (a) Shareholders who elect to exchange some or all of their shares of American National Common Stock for cash must submit to American National certificates for the shares being exchanged for cash at or prior to the meeting of American National's shareholders referred to in Section 4.2. If the Holding Company Merger is approved by American National's shareholders at this meeting, a shareholder's election to receive cash is irrevocable and American National will retain certificates for shares submitted for cash purchase until either
(i) termination of this Agreement, upon which American National will return such certificates, or (ii) the Effective Time of the Holding Company Merger, when Chase Mellon Shareholder Services (the "Exchange Agent") will exchange such certificates for cash to the extent required by this Agreement and the Holding Company Plan of Merger.

          (b) After the Effective Time of the Holding Company Merger, each holder of a certificate for theretofore outstanding shares of American National Common Stock, upon surrender of such certificate to the Exchange Agent (unless previously surrendered to American National in connection with exercise of the cash option), accompanied by a Letter of Transmittal, shall be entitled to receive in exchange therefor the number of full shares of Crestar Common Stock for which shares of American National Common Stock shall have been exchanged or cash if the cash option is properly elected, or a combination of Crestar Common Stock and cash if the cash option is elected for part of a holder's American National shares. In the event of proration, a combination of cash and Crestar Common Stock shall be issued in exchange for American National Common Stock. Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Holding Company Merger, represented American National Common Stock will be deemed to evidence the right to receive either (i) the number of full shares of Crestar Common Stock into which the shares of American National Common Stock represented thereby may be converted in accordance with the Exchange Ratio or (ii) the Common Stock Price Per Share multiplied by the number of shares of American National Common Stock represented by such certificate (subject to all applicable withholding taxes) in cash if the cash option provided in subsection 2.1(c) was properly elected by a holder of American National Common Stock, or (iii) a combination thereof; and, after the Effective Time of the Holding Company Merger (unless the cash option was properly elected) will be deemed for all corporate purposes of Crestar to evidence ownership of the number of full shares of Crestar Common Stock into which the shares of American National Common Stock represented thereby were converted.

          (c)  Until outstanding certificates formerly
representing American National Common Stock are surrendered in exchange for Crestar Common Stock, no dividend payable to holders of record of Crestar Common Stock for any period as of any date subsequent to the Effective Time of the Holding Company Merger shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Time of the Holding Company Merger, there shall be no further registry of transfer on the records of American National of shares of American National Common Stock. If a certificate representing such shares is presented to Crestar, it shall be canceled and exchanged for a certificate representing shares of Crestar Common Stock as herein provided. Upon surrender of certificates of American National Common Stock in exchange for Crestar Common Stock, there shall be paid to the recordholder of the certificates of Crestar Common Stock issued in exchange therefor (i) the amount of dividends theretofore paid for such full shares of Crestar Common Stock as of any date subsequent to the Effective Time of the Holding Company Merger which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date the amount of dividends with a record date after the Effective Time of the Holding Company Merger but prior to surrender and a payment date subsequent to surrender. No interest shall be payable on such dividends upon surrender of outstanding certificates.

          (d)  At the Effective Time of the Holding Company
Merger, each share of American National Common Stock held by Crestar shall be canceled, retired and cease to exist.

          (e) At the Effective Time of the Holding Company Merger and as provided in the Holding Company Plan of Merger, outstanding options to acquire American National Common Stock that were granted under the 1993 Stock Option Plan for Outside Directors, the 1993 Stock Incentive Plan, and the 1996 Stock Option Plan ("American National Options," as defined in Section 3.1(j)(1) hereof), and which are identified on Schedule C, shall be converted, based on the Exchange Ratio, into options to acquire Crestar Common Stock ("Crestar Options"). The exercise price per share of Crestar Common Stock under a Crestar Option shall be equal to the exercise price per share of American National Common Stock under the American National Option divided by the Exchange Ratio (rounded up to the nearest cent). The number of shares of Crestar Common Stock subject to a Crestar Option shall be equal to the number of shares of American National Common Stock subject to the American National Option multiplied by the Exchange Ratio (rounded down to the nearest whole share). Except as provided in the preceding sentences regarding the price of, and number of shares of Crestar Common Stock subject to a Crestar Option, the terms of the Crestar Option shall be the same as the terms of the American National Option.

          (f) At the Effective Time of the Holding Company Merger and as provided in the Holding Company Plan of Merger, outstanding awards of restricted stock (including accumulated dividends payable in stock, if any) that were granted under the 1993 Recognition and Retention Plan for Outside Directors, the 1993 Employees Recognition and Retention Plan, the 1996 Recognition and Retention Plan and any other restricted stock award granted to an employee or director of American National or Savings Bank ("American National Restricted Stock Awards" as defined in Section 3.1(j)(1) hereof), and which are identified on Schedule C, shall be converted, based on the Exchange Ratio, into restricted awards of Crestar Common Stock equal to the number of shares of American National Common Stock subject to the American National Restricted Awards multiplied by the Exchange Ratio (rounded down to the nearest whole share). Except as provided in the preceding sentence, the terms of the American National Restricted Stock Awards shall not be changed.

     2.3. No Fractional Shares. No certificates or scrip for fractional shares of Crestar Common Stock will be issued. In lieu thereof, Crestar will pay the value of such fractional shares in cash on the basis of the Average Closing Price.

     2.4. Dissenting Shares.  Holders of American National Common
Stock do not have the right to demand and receive payment of the fair value of his shares of American National Common Stock in accordance with the provisions of Section 262(b)(1) of the Delaware General Corporation Law.

     2.5. Assets. At the Effective Time of the Holding Company Merger, the corporate existence of American National shall be merged into and continued in Crestar as the Surviving Company.
At the Effective Time of the Bank Merger, the corporate existence of Savings Bank shall be merged into and continued in Crestar Bank as the Surviving Bank. All rights, franchises and interests of American National and of Savings Bank in and to any type of property and choses in action shall be transferred to and vested in the Surviving Company or the Surviving Bank, as applicable, by virtue of the Holding Company Merger and the Bank Merger without any deed or other transfer. The Surviving Company or the Surviving Bank, as applicable, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by American National or Savings Bank at the Effective Time of the Holding Company Merger and the Effective Time of the Bank Merger, respectively, as provided in Section 13.1-721 of Virginia Stock Corporation Act ("VSCA") and Section 259 of the Delaware General Corporation Law with respect to the Holding Company Merger and Section 6.1-44 of the Virginia Banking Act ("VBA") with respect to the Bank Merger.

     2.6. Liabilities. At the Effective Time of the Holding Company Merger, the Surviving Company shall be liable for all liabilities of American National, as provided in Section 13.1-721 of the VSCA. At the Effective Time of the Bank Merger, the Surviving Bank shall be liable for all liabilities of Savings Bank, as provided in Section 13.1-721 of the VSCA and Section 6.1-44 of the VBA. All deposits, debts, liabilities and obligations of American National and Savings Bank, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts, or records of American National or Savings Bank shall be those of the Surviving Company or the Surviving Bank, respectively, and shall not be released or impaired by the Holding Company Merger or the Bank Merger. All rights of creditors and other obligees and all liens on property of American National or of Savings Bank shall be preserved unimpaired.

                           ARTICLE III
                 Representations and Warranties

     3.1. Representations and Warranties of American National and
Savings Bank. American National and Savings Bank represent and warrant to Crestar and Crestar Bank as follows:

          (a) Organization, Standing and Power. American National is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business, as now being conducted and to perform this Agreement and the Holding Company Plan of Merger and to effect the transactions contemplated hereby and thereby. American National has delivered to Crestar complete and correct copies of (i) its Certificate of Incorporation and (ii) its By-laws.

          Savings Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and to perform this Agreement and the Bank Plan of Merger and to effect the transactions contemplated hereby and thereby. Savings Bank's deposits are insured by the Savings Association Insurance Fund of the FDIC to the maximum extent permitted by law. Savings Bank has delivered to Crestar complete and correct copies of (i) its Charter and
(ii) its By-laws.

          (b) Capital Structure. The authorized capital stock of American National consists of 8,000,000 shares of American National Common Stock, par value $0.01, and 1,000,000 shares of serial preferred stock. On the date hereof, 3,613,011 shares of American National Common Stock and no shares of preferred stock were outstanding. All of the outstanding shares of American National Common Stock were validly issued and are fully paid and nonassessable.

          The authorized capital stock of Savings Bank consists of 20,000,000 shares of Common Stock and 10,000,000 shares of Serial Preferred Stock. On the date hereof, 100 shares of Savings Bank Common Stock were outstanding and all of such outstanding shares were validly issued, fully paid and nonassessable. No shares of Serial Preferred Stock are outstanding. American National owns all of the issued and outstanding Common Stock of Savings Bank free and clear of any liens, claims, encumbrances, charges or rights of third parties of any kind whatsoever.

          Except as disclosed on Schedule C, American National knows of no person who beneficially owns 5% or more of the outstanding American National Common Stock as of the date hereof.

          (c) Authority. Subject to the approval of this Agreement and the Holding Company Plan of Merger by the shareholders of American National as contemplated by Section 4.2, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Holding Company Plan of Merger have been duly and validly authorized by all necessary action on the part of American National, and this Agreement is a valid and binding obligation of American National, enforceable in accordance with its terms, except as enforceability may be limited by laws affecting the enforcement of creditors' rights generally and subject to any equitable principles limiting the right to obtain specific performance.
The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and by the Holding Company Plan of Merger and compliance by American National with any of the provisions hereof or thereof will not (i) except as disclosed on Schedule O, conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which American National is a party, or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to American National or any of its properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities and banking laws, and regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the FDIC and the Office of Thrift Supervision ("OTS"), is required in connection with the execution and delivery by American National of this Agreement or the consummation by American National of the transactions contemplated hereby or by the Holding Company Plan of Merger.

          The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Bank Plan of Merger, as applicable, have been duly and validly authorized by all necessary action on the part of Savings Bank, and this Agreement is a valid and binding obligation of Savings Bank, enforceable in accordance with its terms except as enforceability may be limited by laws affecting insured depository institutions and similar laws affecting the enforcement of creditors' rights generally and subject to any equitable principles limiting the right to obtain specific performance. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and by the Bank Plan of Merger, as applicable, and compliance by Savings Bank with any of the provisions hereof will not (i) except as disclosed on Schedule O, conflict with or result in a breach of any provision of its Charter or By-laws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which Savings Bank is a party, or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Savings Bank or any of its properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state banking laws, and regulations of the Federal Reserve Board, the FDIC and the OTS, is required in connection with the execution and delivery by Savings Bank of this Agreement or the consummation by Savings Bank of the transactions contemplated hereby or by the Bank Plan of Merger.

          (d) Investments. All securities owned by American National and Savings Bank of record and beneficially are free and clear of all mortgages, liens, pledges, encumbrances or any other restriction, whether contractual or statutory, which would materially impair the ability of American National or Savings Bank freely to dispose of any such security at any time, except as noted on Schedule A-1. Any securities owned of record by American National and Savings Bank in an amount equal to 5% or more of the issued and outstanding voting securities of the issuer thereof have been noted on such Schedule A-1. There are no voting trusts or other agreements or undertakings of which American National or Savings Bank is a party with respect to the voting of such securities. With respect to all repurchase agreements to which American National or Savings Bank is a party, American National or Savings Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

          (e) Financial Statements. Schedule A-2 contains copies of the following financial statements of American National
(the "American National Financial Statements"):

               (i)  Consolidated Statements of Financial
Condition as of July 31, 1996 and 1995 (audited) and as of April
30, 1997 (unaudited);

               (ii) Consolidated Statements of Operations for each of the three years ended July 31, 1996, 1995 and 1994
(audited) and the three months and nine months ended April 30, 1997 and 1996 (unaudited);

               (iii) Consolidated Statements of Changes in
Stockholders' Equity for each of the three years ended July 31, 1996, 1995 and 1994 (audited) and nine months ended April 30,
1997 (unaudited); and

               (iv) Consolidated Statements of Cash Flows for each of the three years ended July 31, 1996, 1995 and 1994
(audited) and the nine months ended April 30, 1997 and 1996
(unaudited).

     Such financial statements and the notes thereto have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated unless otherwise noted in the American National Consolidated Financial Statements. Each of such consolidated statements of financial condition, together with the notes thereto, presents fairly as of its date (subject in the case of unaudited interim financial statements to normal year end adjustments) the consolidated financial condition and assets and liabilities of American National. The consolidated statements of operations, changes in stockholders' equity and cash flows, together with the notes thereto, present fairly the results of consolidated operations, consolidated changes in stockholders' equity and consolidated cash flows of American National or Savings Bank for the periods indicated in accordance with generally accepted accounting principles ("GAAP").

          Except as disclosed in the American National Financial Statements, and in the case of Savings Bank, compliance with and subject to the requirements of 12 C.F.R. Section 563.134, there are no restrictions precluding American National or Savings Bank from paying dividends when, as and if declared by their respective Boards of Directors.

          (f) Absence of Undisclosed Liabilities. At July 31, 1996 and April 30, 1997, American National had no material obligations or liabilities (contingent or otherwise) of any nature which were not reflected in the American National Financial Statements or in the American National periodic reports filed with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 (the "1934 Act") as of such dates, or disclosed in the notes thereto, except for those which are disclosed in Schedules specifically referred to herein or which in the aggregate are immaterial.

          (g) Tax Matters. Savings Bank and all other subsidiaries of American National are members of the same "affiliated group," as defined in Section 1504(a)(1) of the Code, as American National (collectively, the "American National Group"). Each member of the American National Group has filed or caused to be filed or (in the case of returns or reports not yet due) will file all tax returns and reports required to have been filed by or for them before the Effective

Time of the Holding Company Merger, and all information set forth in such returns or reports is or (in the case of such returns or reports not yet due) will be accurate and complete in all material respects. Each member of the American National Group has paid or made adequate provision for, or (with respect to returns or reports not yet filed) before the Effective Time of the Holding Company Merger will pay or make adequate provision for, all taxes, additions to tax, penalties, and interest for all periods covered by those returns or reports. There are, and at the Effective Time of the Holding Company Merger will be, no unpaid taxes, additions to tax, penalties, or interest due and payable by any member of the American National Group that are or could become a lien on any asset, or otherwise materially adversely affect the business, property or financial condition, of any member of the American National Group except for taxes and any such related liability being contested in good faith and disclosed in Schedule B. Each member of the American National Group has collected or withheld, or will collect or withhold before the Effective Time of the Holding Company Merger, all amounts required to be collected or withheld by it for any taxes, and all such amounts have been, or before the Effective Time of the Holding Company Merger will have been, paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due. Each member of the American National Group is in material compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and tax withholding requirements under federal, state, and local laws, rules, and regulations, and such records identify with specificity all accounts subject to backup withholding under
Section 3406 of the Code. The consolidated statements of financial condition contained in the American National Financial Statements fully and properly reflect, as of the dates thereof, the aggregate liabilities of the members of the American National Group for all accrued taxes, additions to tax, penalties and interest in accordance with GAAP. For periods ending after July 31, 1996, the books and records of each member of the American National Group fully and properly reflect their liability for all accrued taxes, additions to tax, penalties and interest in accordance with GAAP. Except as disclosed in Schedule B, no member of the American National Group has granted (nor is it subject to) any waiver of the period of limitations for the assessment of tax for any currently open taxable period, and no unpaid tax deficiency has been asserted in writing against or with respect to any member of the American National Group by any taxing authority. No member of the American National Group has made or entered into, or holds any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Code and the regulations thereunder. Schedule B describes all tax elections, consents and agreements affecting any member of the American National Group. To the best knowledge of American

National, no American National shareholder is a "foreign person" for purposes of Section 1445 of the Code.


          (h) Options, Warrants and Related Matters. There are no outstanding unexercised options, warrants, calls, commitments or agreements of any character to which American National or Savings Bank is a party or by which it is bound, calling for the issuance of securities of American National or Savings Bank or any security representing the right to purchase or otherwise receive any such security, except (i) as set forth on Schedule C and (ii) the Option Agreement.

          (i) Property. American National and Savings Bank own (or enjoy use of under capital or operating leases) all property reflected on the American National Financial Statements as of July 31, 1996 (except property sold or otherwise disposed of in the ordinary course of business). All property shown as being owned is owned free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in such American National Financial Statements or the notes thereto, liens for current taxes not yet due and payable, any unfiled mechanics' liens and such encumbrances and imperfections of title, if any, as are not substantial in character or amount or otherwise materially impair American National's consolidated business operations. The leases relating to leased property are fairly reflected in such American National Financial Statements.

          Except for Other Real Estate Owned ("OREO"), all property and assets material to the business or operations of American National and Savings Bank are in substantially good operating condition and repair and such property and assets are adequate for the business and operations of American National and Savings Bank as currently conducted.

          (j) Additional Schedules Furnished to Crestar. In addition to any Schedules furnished to Crestar pursuant to other provisions of this Agreement, American National has furnished to Crestar the following Schedules which are correct and complete as of the date hereof:

               (1) Employees. Schedule C lists as of the date hereof (A) the names of and current annual salary rates for all present employees of American National and Savings Bank who received, respectively, $80,000 or more in aggregate compensation, whether in salary or otherwise as reported or would be reported on Form W-2, during the year ended July 31, 1996, or are presently scheduled to receive salary in excess of $60,000 during the year ending July 31, 1997; (B) the number of shares of American National Common Stock owned beneficially by each director and five highest compensated officers of American National or Savings Bank as of the date hereof, (C) the names of and the number of shares of American National Common Stock owned by each person known to American National who beneficially owns 5% or more of the outstanding American National Common Stock as of the date hereof, (D) each agreement to make stock awards granted to each person under the 1996 Stock Option Plan or any option granted to a director of American National or Savings Bank (collectively, "American National Options") naming the grantee, the number of outstanding options he owns, and the exercise price of each such American National Option and (E) the names of the recipients, the number of outstanding shares of restricted stock (and accumulated dividends payable in stock, if any), and the vesting date or dates for each American National Restricted Stock Award.

               (2) Certain Contracts. Schedule D lists all notes, bonds, mortgages, indentures, licenses, lease agreements and other contracts and obligations to which American National or Savings Bank is an indebted party or a lessee, licensee or obligee as of the date hereof except (i) for those entered into by American National or Savings Bank in the ordinary course of its business consistent with its prior practice and (ii) that do not involve an amount remaining greater than $100,000.

               (3) Employment Contracts and Related Matters. Except in all cases as set forth on Schedule E, neither American National nor Savings Bank is a party to any employment contract not terminable at the option of American National or Savings Bank without liability. Except in all cases as set forth on Schedule E, neither American National nor Savings Bank is a party to
(A) any retirement, profit sharing or pension plan or thrift plan or agreement or employee benefit plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA")),
(B) any management or consulting agreement not terminable at the option of American National or Savings Bank without liability or
(C) any union or labor agreement.

               (4) Real Estate. Schedule F describes, as of the date hereof, all interests in real property owned, leased or otherwise claimed by American National and Savings Bank, including OREO.

               (5) Affiliates. Schedule G sets forth the names and number of shares of American National Common Stock owned as of the date hereof beneficially or of record by any persons American National considers to be affiliates of American National ("American National Affiliates") as that term is defined for purposes of Rule 145 under the Securities Act of 1933 (the "1933 Act").

          (k) Agreements in Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to in any Schedule of American National or Savings Bank referred to herein are valid and in full force and effect, and neither American National nor Savings Bank has breached any provision of, nor is in default in any respect under the terms of, any such contract, agreement, lease, policy or license, the effect of which breach or default would have a material adverse effect upon either the financial condition, results of operations, or business of American National on a consolidated basis.

          (l) Legal Proceedings; Compliance with Laws. Schedule H describes all legal, administrative, arbitration or other proceeding or governmental investigation known to American National or Savings Bank pending or, to the knowledge of American National's and Savings Bank's management, threatened or probable of assertion against American National or Savings Bank. Except as set forth on Schedule H, no such proceeding or investigation, if decided adversely, would have a material adverse effect on either the financial condition, results of operations or business of American National on a consolidated basis. Except as set forth in Schedule H, American National and Savings Bank have complied in all material respects with any laws, ordinances, requirements, regulations or orders applicable to its business except where noncompliance would not have a material adverse effect on either the financial condition, results of operations or business of American National on a consolidated basis. American National and Savings Bank have all licenses, permits, orders or approvals (collectively, the "Permits") of any federal, state, local or foreign governmental or regulatory body that are necessary for the conduct of its business and the absence of which would have a material adverse effect on the financial condition, results of operations or business of American National on a consolidated basis; the Permits are in full force and effect; no violations are or have been recorded in respect of any Permits nor has American National or Savings Bank received written notice of any violations; and no proceeding is pending or, to the knowledge of American National and Savings Bank, threatened to revoke or limit any Permit. Except as set forth in Schedule H, neither American National nor Savings Bank has entered into any agreements or written understandings with the Federal Reserve Board, the OTS, the FDIC or any other regulatory agency having authority over it. Neither American National nor Savings Bank is subject to any judgment, order, writ, injunction or decree which materially adversely affects, or might reasonably be expected materially adversely to affect either the financial condition, results of operations, or business of American National on a consolidated basis.

          (m)  Employee Benefit Plans.

               (1) Schedule E includes a correct and complete list of, and Crestar has been furnished a true and correct copy of (or an accurate written description thereof in the case of oral agreements or arrangements) (A) all qualified pension and profit-sharing plans, all deferred compensation, consultant, severance, thrift, option, bonus and group insurance contracts and all other incentive, welfare and employee benefit plans, trust, annuity or other funding agreements, and all other agreements (including oral agreements) that are presently in effect, or have been approved prior to the date hereof, maintained for the benefit of employees or former employees of American National or Savings Bank or the dependents or beneficiaries of any employee or former employee of American National or Savings Bank, whether or not subject to ERISA (the "Employee Plans"), (B) the most recent actuarial and financial reports prepared or required to be prepared with respect to any Employee Plan and (C) the most recent annual reports filed with any governmental agency, the most recent favorable determination letter issued by the Internal Revenue Service, and any open requests for rulings or determination letters, that pertain to any such Employee Plan that is intended to be qualified under
Section 401(c) of the Code. Schedule E identifies each Employee Plan that is intended to be qualified under Section 401(a) of the Code and each such plan is qualified.

               (2) Neither American National, Savings Bank nor any employee pension benefit plan (as defined in Section 3(2) of ERISA (a "Pension Plan")) maintained or previously maintained by it, has incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") or to the Internal Revenue Service with respect to any Pension Plan. There is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made.

               (3)  Full payment has been made (or proper
accruals have been established) of all contributions which are required for periods prior to the Closing Date, as defined in
Section 6.1 hereof, under the terms of each Employee Plan, ERISA, or a collective bargaining agreement, no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived, exists with respect to any Pension Plan (including any Pension Plan previously maintained by American National or Savings Bank), and except as set forth on Schedule

E, there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Pension Plan.

               (4) No Employee Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA). Neither American National nor Savings Bank has incurred any liability under
Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as defined in Section 3(37) of ERISA). Neither American National nor Savings Bank has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA).

               (5) All Employee Plans that are "employee benefit plans," as defined in Section 3(3) of ERISA, that are maintained by American National or Savings Bank or previously maintained by American National or Savings Bank comply and have been administered in compliance in all material respects with ERISA and all other applicable legal requirements, including the terms of such plans, collective bargaining agreements and securities laws. Neither American National nor Savings Bank has any material liability under any such plan that is not reflected in the American National Financial Statements or on Schedule E hereto.

               (6)  Except as set forth on Schedule E, no
prohibited transaction has occurred with respect to any Employee Plan that is an "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by American National or Savings Bank or previously maintained by American National or Savings Bank that would result, directly or indirectly, in material liability under ERISA or in the imposition of a material excise tax under Section 4975 of the Code.

               (7) Schedule E identifies each Employee Plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and its funding status, whether through insurance, a trust, or from an employee's general assets. The funding under each such plan does not exceed the limitations under Section 419A(b) or 419A(c) of the Code. Neither American National nor Savings Bank is subject to taxation on the income of any such plan or any such plan previously maintained by American National or Savings Bank.

               (8) Schedule E identifies the method of funding (including any individual accounting) for all post-retirement medical or life insurance benefits for the employees of American National and Savings Bank. Schedule E also discloses the funded status of these Employee Plans.

               (9) Schedule E identifies each corporate owned life insurance policy, including any key man insurance policy and policy insuring the life of any director or employee of American National or Savings Bank, and indicates for each such policy, the face amount of coverage, cash surrender value, if any, and annual premiums.

               (10) No trade or business is, or has ever been, treated as a single employer with American National or Savings
Bank for employee benefit purposes under ERISA and the Code.

          (n) Insurance. All policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of American National or Savings Bank are described on Schedule I and are valid and enforceable in accordance with their terms, are in full force and effect, and are deemed appropriate and sufficient by American National and Savings Bank. Neither American National nor Savings Bank is in default in any material respect with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Neither American National nor Savings Bank has received notice of cancellation or non-renewal of any such policy or binder. Neither American National nor Savings Bank has knowledge of any material inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance. Neither American National nor Savings Bank has knowledge of any state of facts or of the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. Neither American National nor Savings Bank has received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

          (o) Loan Portfolio. Each loan outstanding on the books of American National and Savings Bank is in all respects what it purports to be, was made in the ordinary course of business, was not known to be uncollectible at the time it was made, accrues interest (except for loans recorded on Savings Bank's books as non-accrual) in accordance with the terms of the loan, and with respect to loans originated by Savings Bank was made in accordance with Savings Bank's standard loan policies as in effect at the time in all material respects the loan was negotiated except for loans to facilitate the sale of OREO or loans with renegotiated terms and conditions. The records of Savings Bank regarding all loans outstanding and OREO by Savings Bank on its books are accurate in all material respects and the risk classifications for the loans outstanding are, in the best judgment of the management of American National and Savings Bank, appropriate. The reserves for possible loan losses on the outstanding loans of Savings Bank, as reflected in the American National Financial Statements, have been established in accordance with generally accepted accounting principles and with the requirements of the OTS and the FDIC. In the best judgment of the management of American National and Savings Bank, such reserves are adequate as of the date hereof and will be adequate as of the Effective Time of the Holding Company Merger to absorb all known and anticipated loan losses in the loan portfolio of Savings Bank. Except as identified on Schedule J, no loan in excess of $50,000 has been classified by examiners (regulatory or internal) as "Special Mention", "Substandard", "Doubtful", "Loss", or words of similar import. Except as disclosed on Schedule F, the OREO included in any nonperforming asset of Savings Bank is recorded at the lower of cost or fair value less estimated costs to sell based on independent appraisals that comply with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and Uniform Standards of Professional Appraisal Practice. Except as identified on Schedule J, to the best knowledge of the management of American National and Savings Bank, each loan reflected as an asset on the American National Financial Statements is the legal, valid and binding obligation of the obligor and any guarantor, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity, and no defense, offset or counterclaim has been asserted with respect to any such loan, which if successful would have a material adverse effect on the financial condition, results of operation or business of American National on a consolidated basis.

          (p) Absence of Changes. Except as identified on Schedule K, since April 30, 1997, there has not been any material adverse change in the aggregate assets or liabilities, earnings or business of American National, other than changes resulting from or attributable to (i) changes since such date in laws or regulations, generally accepted accounting principles or interpretations of either thereof that affect the banking or savings and loan industries generally, (ii) changes since such date in the general level of interest rates, (iii) expenses including brokers' and finders' fees disclosed in subsection 3.1(q) since such date incurred or to be incurred in connection with the transactions contemplated by this Agreement (estimated at $850,000), (iv) accruals and reserves incurred or to be incurred by American National or Savings Bank since such date pursuant to the terms of Section 4.8 hereof, or (v) any other accruals, reserves or expenses incurred or to be incurred by American National or Savings Bank since such date with Crestar's prior written consent. Since July 31, 1996, the business of American National has been conducted only in the ordinary course.

          (q) Brokers and Finders. Neither American National, Savings Bank nor any of their officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein except for the engagement of Keefe, Bruyette & Woods, Inc., whose fee for its engagement shall not exceed approximately $390,000, excluding out-of-pocket expenses.

          (r) Subsidiaries; Partnerships and Joint Ventures. American National's only subsidiaries, direct or indirect, other than Savings Bank, are set forth in Schedule N. Such corporations are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation and have all requisite corporate power and authority to own, lease and operate their properties and to carry on their business as now being conducted in all material respects. American National owns, directly or indirectly, all of the issued and outstanding common stock of its subsidiaries free and clear of any liens, claims, encumbrances, charges or rights of third parties of any kind whatsoever and is not a party to any joint venture agreement or partnership except as set forth in Schedule N.

          (s) Reports. Since January 1, 1992, American National and Savings Bank have filed all material reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the OTS, (iv) the SEC and
(v) any other governmental or regulatory authority or agency having jurisdiction over their operations. Each of such reports and documents, including the financial statements, exhibits and schedules thereto, filed with the SEC pursuant to the 1934 Act was in form and substance in compliance in all material respects with the 1934 Act. No such report or statement, or any amendments thereto, contains any statement which, at the time and in light of the circumstances under which it was made, was false or misleading with respect to any material fact necessary in order to make the statements contained therein not false or misleading. American National is a reporting company under
Section 12(g) or 15(d) of the 1934 Act and the regulations of the SEC.
          (t) Environmental Matters. For purposes of this subsection, the following terms shall have the indicated meaning:

          "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to
(i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term "Environmental Law" includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C.
Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all comparable state and local laws, and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

          "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

          "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by American National or Savings Bank or any of their subsidiaries, including those properties serving as collateral for any loans made and retained by American National or Savings Bank or for which American National or Savings Bank serves in a trust relationship for the loans retained in portfolio.

          Except as disclosed in Schedule L, to the best knowledge of American National and Savings Bank,

               (i) Neither American National nor Savings Bank has been or is in violation of or liable under any Environmental
Law;

               (ii) none of the Loan Portfolio Properties and Other Properties Owned has been or is in violation of or liable under any Environmental Law; and

               (iii) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.

          (u) Disclosure. Except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, no written statement, certificate, schedule, list or other written information furnished by or on behalf of American National at any time to Crestar, in connection with this Agreement, when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by American National to Crestar is or will be a true and complete copy of such document, unmodified except by another document delivered by American National.

          (v) Accounting; Tax; Regulatory Matters. Subject to action taken by the Board of Directors of American National pursuant to or as a result of the exception clause to the first sentence of Section 4.4 hereof, American National has not taken or agreed to take any action or has any knowledge of any fact or circumstance that would prevent the Holding Company Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368 of the Code, or materially impede or delay receipt of any approval referred to in Section 4.6.

          (w) Regulatory Approvals. Neither American National nor Savings Bank knows of any reason why the approvals, consents and waivers of governmental authorities referred to in Sections 5.1(f) and 5.2(e) hereof should not be obtained on a timely basis without the imposition of any condition of the type referred to in Section 5.1(f) hereof.

     3.2. Representations and Warranties of Crestar and Crestar
Bank.  Crestar and Crestar Bank represent and warrant to American
National and Savings Bank as follows:

          (a) Organization, Standing and Power. Crestar is a corporation duly organized, validly existing and in good standing under the laws of Virginia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Crestar has delivered to American National complete and correct copies of its Articles of Incorporation and all amendments thereto to the date hereof and its By-laws as amended to the date hereof. Crestar Bank is a banking corporation duly organized, validly existing and in good standing under the laws of Virginia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          (b) Capital Structure. The authorized capital stock of Crestar consists of 200,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock, of which 110,299,785 shares of Common Stock and no shares of Preferred Stock were issued and outstanding as of March 31, 1997. All of such issued and outstanding shares of Crestar Common Stock were validly issued, fully paid and nonassessable at such date.

          The authorized capital stock of Crestar Bank consists of 2,500,000 shares of common stock, $100 par value, of which 1,725,721 shares were issued and outstanding as of March 31, 1997. All of such shares are owned by Crestar free and clear of any liens, claims, encumbrances, charges or rights of third parties of any kind whatsoever. All such issued and outstanding shares of common stock of Crestar Bank were validly issued, fully paid and nonassessable.

          (c) Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Crestar; and this Agreement is a valid and binding obligation of Crestar, enforceable in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Crestar with any of the provisions hereof will not
(i) conflict with or result in a breach of any provision of its Articles of Incorporation or By-laws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Crestar is a party, or by which it or any of its properties or assets may be bound or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Crestar or any of its properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities and banking laws, the rules of the New York Stock Exchange and regulations of the Federal Reserve Board, the OTS, the FDIC, the Maryland Bank Commissioner, and the Bureau of Financial Institutions of the State Corporation Commission of Virginia ("SCC") is required in connection with the execution and delivery by Crestar of this Agreement or the consummation by Crestar of the transactions contemplated hereby or by the Holding Company Plan of Merger.

          The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Bank Plan of Merger have been duly and validly authorized by all necessary action on the part of Crestar Bank, and this Agreement is a valid and binding obligation of Crestar Bank, enforceable in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and by the Bank Plan of Merger and compliance by Crestar Bank with any of the provisions hereof or thereof will not
(i) conflict with or result in a breach of any provision of its Articles of Incorporation or By-laws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Crestar Bank is a party, or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Crestar Bank or any of its properties or assets.
No consent or approval by any government authority, other than compliance with applicable federal and state securities and banking laws, and regulations of the Federal Reserve Board, the OTS, the FDIC and the SCC, is required in connection with the execution and delivery by Crestar Bank of this Agreement or the consummation by Crestar Bank of the transactions contemplated hereby or by the Bank Plan of Merger.

          (d) Financial Statements. Crestar has on or prior to the date hereof delivered to American National copies of the following consolidated financial statements of Crestar (the
"Crestar Financial Statements"):

               (i)  Consolidated Balance Sheets as of December
31, 1996 and 1995 (audited) and as of March 31, 1997 and 1996
(unaudited);

               (ii) Consolidated Income Statements for each of the three years ended December 31, 1996, 1995, and 1994 (audited) and the three months ended March 31, 1997 and 1996 (unaudited);

               (iii) Consolidated Statements of Changes in
Shareholders' Equity for each of the three years ended December
31, 1996, 1995 and 1994 (audited) and the three months ended
March 31, 1997 (unaudited); and

               (iv) Consolidated Statements of Cash Flows for each of the three years ended December 31, 1996, 1995 and 1994
(audited) and the three months ended March 31, 1997 and 1996
(unaudited).

Such consolidated financial statements and the notes thereto have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated unless otherwise noted in the Crestar Financial Statements. Each of such consolidated balance sheets, together with the notes thereto, presents fairly as of its date (subject in the case of unaudited interim financial statements to normal year end adjustments) the financial condition and assets and liabilities of Crestar. The consolidated income statements, statements of changes in shareholders' equity and statements of cash flows, together with the notes thereto, present fairly the results of operations, shareholders' equity and cash flows of Crestar for the periods indicated.

          Except as disclosed in the Crestar Financial
Statements, there are no restrictions precluding Crestar or Crestar Bank from paying dividends when, as and if declared by their respective Board of Directors.

          (e) Absence of Undisclosed Liabilities. At March 31, 1997 and December 31, 1996, Crestar and its consolidated subsidiaries had no material obligations or liabilities, (contingent or otherwise) of any nature which were not reflected in the Crestar Financial Statement as of such dates, or disclosed in the notes thereto, except for those which are disclosed in Schedules specifically referred to herein or which in the aggregate are immaterial.

          (f) Absence of Changes. Since March 31, 1997, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, earnings or business of Crestar, other than changes resulting from or attributable to (i) changes since such date in laws or regulations, generally accepted accounting principles or interpretations of either thereof that affect the banking or savings and loan industries generally, (ii) changes since such date in the general level of interest rates, and (iii) expenses since such date incurred in connection with the transactions contemplated by this Agreement. Since March 31, 1997 the business of Crestar has been conducted only in the ordinary course.

          (g) Brokers and Finders. Neither Crestar, Crestar Bank nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.

          (h) Subsidiaries. Crestar's first-tier subsidiaries are Crestar Bank, Crestar Insurance Agency, Inc., and Crestar Securities Corporation. Such corporations are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have all requisite corporate power and authority to own, lease and operate their properties and to carry on their business as now being conducted in all material respects. As of the date hereof, Crestar and Crestar Bank (other than in a fiduciary capacity) do not own directly or indirectly, or have any rights to acquire, any shares of American National Common Stock, other than pursuant to the Option Agreement.

          (i) Reports. Since January 1, 1992, Crestar has filed all material reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the SCC, (iv) the SEC and (v) any other governmental or regulatory authority or agency having jurisdiction over their operations. Each of such reports and documents, including the financial statements, exhibits and schedules thereto, filed with the SEC pursuant to the 1934 Act was in form and substance in compliance with the 1934 Act. No such report or statement, or any amendments thereto, contains any statement which, at the time and in light of the circumstances under which it was made, was false or misleading with respect to any material fact necessary in order to make the statements contained therein not false or misleading.

          (j) Tax Matters. Each of Crestar, Crestar Bank, and all other corporations that are members of the same "affiliated group," as defined in Section 1504(a)(1) of the Code, as Crestar (collectively, the "Crestar Group") has filed or caused to be filed or (in the case of returns or reports not yet due) will file all tax returns and reports required to have been filed by or for it before the Effective Time of the Holding Company Merger. Each member of the Crestar Group has paid or made adequate provision for or (with respect to returns or reports not yet filed) before the Effective Time of the Holding Company Merger will pay or make adequate provision for all taxes, additions to tax, penalties, and interest for all periods covered by those returns or reports. The consolidated balance sheets contained in the Crestar Financial Statements fully and properly reflect, as of the dates thereof, the aggregate liabilities of the members of the Crestar Group for all accrued taxes, additions to tax, penalties and interest in accordance with GAAP. For periods ending after December 31, 1996, the books and records of each member of the Crestar Group fully and properly reflect its liability for all accrued taxes, additions to tax, penalties and interest in accordance with GAAP. Except as disclosed in Schedule M, no member of the Crestar Group has granted (nor is it subject to) any waiver of the period of limitations for the assessment of tax for any currently open taxable period, and no unpaid tax deficiency has been asserted in writing against or with respect to any member of the Crestar Group by any taxing authority.

          (k) Property. Crestar and Crestar Bank own (or enjoy use of under capital or operating leases) all property reflected on the Crestar Financial Statements as of March 31, 1997 and December 31, 1996 as being owned by them (except property sold or otherwise disposed of in the ordinary course of business).

All property shown as being owned is owned free and clear of mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in such Crestar Financial Statements or the notes thereto, liens for current taxes not yet due and payable, any unfiled mechanic's liens and such encumbrances and imperfections of title, if any, as are not substantial in character or amount or otherwise would materially impair Crestar's consolidated business operations. The leases relating to leased property are fairly reflected in such Crestar Financial Statements.

          All property and assets material to the business or operations of Crestar and Crestar Bank are in substantially good operating condition and repair, and such property and assets are adequate for the business and operations of Crestar and Crestar Bank.

          (l) Agreements in Force and Effect. All material contracts, agreements, plans, leases, policies and licenses of Crestar and Crestar Bank are valid and in full force and effect; and Crestar and Crestar Bank have not breached any material provision of, or are in default in any material respect under the terms of, any such contract, agreement, lease, policy or license, the effect of which breach or default would have a material adverse effect upon the financial condition, results of operations or business of Crestar and its subsidiaries taken as a whole.

          (m) Legal Proceedings; Compliance with Laws. Other than as disclosed in the Notes to the Crestar Financial Statements, there is no legal, administrative, arbitration or other proceeding or governmental investigation pending, or, to the knowledge of Crestar's and Crestar Bank's management, threatened or probable of assertion which, if decided adversely, would have a material adverse effect on the financial condition, results of operations, business or prospects of Crestar on a consolidated basis. Crestar and Crestar Bank have complied with any laws, ordinances, requirements, regulations or orders applicable to their respective businesses, except where noncompliance would not have a material adverse effect on the financial condition, results of operations, business or prospects of Crestar on a consolidated basis. Crestar and Crestar Bank have all licenses, permits, orders or approvals of any federal, state, local or foreign governmental or regulatory body that are necessary for the conduct of the respective businesses of Crestar and Crestar Bank and the absence of which would have a material adverse effect on the financial condition, results of operations, business or prospects of Crestar on a consolidated basis; the Permits are in full force and effect; neither Crestar nor Crestar Bank is aware of any material violations that are or have been recorded in respect of any Permit nor has Crestar or Crestar Bank received notice of any violations; and no proceeding is pending or, to the knowledge of Crestar or Crestar Bank, threatened to revoke or limit any

Permit. Neither Crestar nor Crestar Bank has entered into any agreements or written understandings with the Federal Reserve Board, the SCC, the FDIC, or any other regulatory agency having authority over it. Neither Crestar nor Crestar Bank is subject to any judgment, order, writ, injunction or decree which materially adversely affects, or might reasonably be expected to materially adversely affect, the financial condition, results of operations, business or prospects of Crestar on a consolidated basis.

          (n)  Employee Benefit Plans.

               (1) Neither Crestar nor any of its subsidiaries, nor any employee benefit pension plan (as defined in Section 3(2) of ERISA (a "Pension Plan")) maintained by it, has incurred any material liability to the PBGC or to the Internal Revenue Service with respect to any Pension Plan, deferred compensation, consultant, severance, thrift, option, bonus and group insurance contract or any other incentive, welfare and employee benefit plan and agreement presently in effect, or approved prior to the date hereof, for the benefit of employees or former employees of Crestar and its subsidiaries or the dependents or beneficiaries of any employee or former employee of Crestar or any subsidiary (the "Crestar Employee Plans"). There is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made.

               (2)  Full payment has been made (or proper
accruals have been established) of all contributions which are required for periods prior to the Closing Date under the terms of each Crestar Employee Plan, ERISA, or a collective bargaining agreement, and no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived, exists with respect to any Pension Plan.

               (3) No Crestar Employee Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA). Neither Crestar nor Crestar Bank has incurred any material liability under
Section 4201 of ERISA for a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA). Neither Crestar nor Crestar Bank has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA).

               (4)  All "employee benefit plans," as defined in
Section 3(3) of ERISA, that are maintained by Crestar comply and have been administered in compliance in all material respects with ERISA and all other applicable legal requirements, including the terms of such plans, collective bargaining agreements and securities laws. Neither Crestar nor Crestar Bank has any material liability under any such plan that is not reflected in the Crestar Financial Statements.

               (5) No prohibited transaction has occurred with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by Crestar or Crestar Bank that would result, directly or indirectly, in material liability under ERISA or in the imposition of a material excise tax under Section 4975 of the Code.

          (o) Regulatory Approvals. Neither Crestar nor Crestar Bank knows of any reason why the approvals, consents and waivers of governmental authorities referred to in Sections 5.1(f) and 5.2(e) hereof should not be obtained on a timely basis without the imposition of any condition of the type referred to in
Section 5.1(f) hereof.

          (p) Environmental Matters. To the knowledge of the Manager, Environmental Compliance, of Crestar Bank, there are no actions, suits, demands, notices, claims, investigations or proceedings pending relating to the liability of properties owned or operated by Crestar Bank or any of its subsidiaries excluding properties serving as collateral for loans under any Environmental Law (as defined in subsection 3.1(t)), including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.

          (q) Disclosure. Except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, no written statement, certificate, schedule, list or other written information furnished by or on behalf of Crestar at any time to American National, in connection with this Agreement when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Crestar to American National is or will be a true and complete copy of such document, unmodified except by another document delivered by Crestar.

                           ARTICLE IV
                Conduct and Transactions Prior to
                  Effective Time of the Merger

     4.1. Access to Records and Properties of Crestar, Crestar Bank, American National and Savings Bank; Confidentiality. Between the date of this Agreement and the Effective Time of the Holding Company Merger, each of Crestar and Crestar Bank on the one hand, and each of American National and Savings Bank on the other, agree to give to the other reasonable access to all the premises and books and records (including tax returns filed and those in preparation) of it and its subsidiaries and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the representations and warranties set forth herein, preparing the Registration Statement (as defined in Section 4.2) and applicable regulatory filings (as set forth in
Section 4.6), and preparing unaudited financial statements of American National as of a date prior to the Effective Time of the Holding Company Merger in order to facilitate Crestar in performance of its post-Closing Date financial reporting requirements. Crestar and American National shall each maintain the confidentiality of all confidential information furnished to it by the other party hereto concerning the business, operations, and financial condition of the party furnishing such information, and shall not use any such information except in furtherance of the Transaction. If this Agreement is terminated, each party hereto shall promptly return all documents and copies of, and all workpapers containing, confidential information received from the other party hereto. The obligations of confidentiality under this Section 4.1 and the Confidentiality Agreements dated March 3, 1997 and June 16, 1997 between Crestar and American National shall survive any such termination of this Agreement and shall remain in effect, except to the extent that (a) one party shall have directly or indirectly acquired the assets and business of the other party; (b) as to any particular confidential information with respect to one party, such information (i) shall become generally available to the public other than as a result of an unauthorized disclosure by the other party or (ii) was available to the other party on a nonconfidential basis prior to its disclosure by the first party; (c) disclosure by any party is required by subpoena or order of a court of competent jurisdiction or by order of a regulatory authority of competent jurisdiction; or (d) disclosure is required by the SEC or bank or thrift regulatory authorities in connection with the Transactions contemplated by this Agreement, provided that the disclosing party has, prior to such disclosure, advised the other party of the circumstances necessitating such disclosure and have reached mutually agreeable arrangements relating to such disclosure.

     4.2. Registration Statement, Proxy Statement, Shareholder Approval. American National will duly call and will hold a meeting of its shareholders as soon as practicable for the purpose of approving the Holding Company Merger and will comply fully with the provisions of the 1933 Act and the 1934 Act and the rules and regulations of the SEC under such acts to the extent applicable, and the Certificate of Incorporation and By-laws of American National relating to the call and holding of a meeting of shareholders for such purpose. Subject to action taken by its Board of Directors pursuant to or as a result of the exception clause to the first sentence of Section
4.4 hereof, the Board of Directors of American National will recommend to and actively encourage shareholders that they vote in favor of the Holding Company Merger. Crestar and American National will jointly prepare the proxy statement-prospectus to be used in connection with such meeting (the "Proxy Statement-Prospectus") and Crestar will prepare and file with the SEC a Registration Statement on Form S-4 (the "Registration Statement"), of which such Proxy Statement-Prospectus shall be a part, and use its best efforts promptly to have the Registration Statement declared effective. In connection with the foregoing, Crestar will comply with the requirements of the 1933 Act, the 1934 Act, the New York Stock Exchange and the rules and regulations of the SEC under such acts with respect to the offering and sale of Crestar Common Stock in connection with the Transaction and with all applicable state Blue Sky and securities laws. The notices of such meetings and the Proxy Statement-Prospectus shall not be mailed to American National shareholders until the Registration Statement shall have become effective under the 1933 Act. American National covenants that none of the information supplied by American National and Crestar covenants that none of the information supplied by Crestar in the Proxy Statement-Prospectus will, at the time of the mailing of the Proxy Statement-Prospectus to American National shareholders, contain any untrue statement of a material fact nor will any such information omit any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading; and at all times subsequent to the time of the mailing of the Proxy Statement-Prospectus, up to and including the date of the meeting of American National shareholders to which the Proxy Statement-Prospectus relates, none of such information in the Proxy Statement-Prospectus, as amended or supplemented, will contain an untrue statement of a material fact or omit any material fact required to be stated therein in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

          American National, as the sole shareholder of Savings
Bank, and Crestar, as the sole shareholder of Crestar Bank, hereby approve this Agreement and the Bank Plan of Merger.

     4.3. Operation of the Business of American National and Savings Bank. American National and Savings Bank agree that from April 30, 1997 to the Effective Time of the Merger, they have operated, and they will operate, their respective businesses substantially as presently operated and only in the ordinary course and in general conformity with applicable laws and regulations, and, consistent with such operation, they will use their best efforts to preserve intact its present business organizations and its relationships with persons having business dealings with it. Without limiting the generality of the foregoing, American National and Savings Bank, from the date of this Agreement, agree that they will not, without the prior written consent of Crestar, (i) make any change in the salaries, bonuses or title of any officer; (ii) make any change in the title, salaries or bonuses of any other employee, other than those permitted by current employment policies in the ordinary course of business, any of which changes shall be reported promptly to Crestar; (iii) enter into any bonus, incentive compensation, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement or increase benefits under existing plans; (iv) create or otherwise become liable with respect to any indebtedness for money borrowed or purchase money indebtedness except in the ordinary course of business; (v) amend its Certificate of Incorporation or By-laws; (vi) issue or contract to issue any shares of American National capital stock or securities exchangeable for or convertible into capital stock except (y) up to 345,357 shares of American National Common Stock issuable pursuant to American National Options outstanding as of May 31, 1997, or (z) up to 792,000 shares of American National Common Stock pursuant to the Option Agreement; (vii) purchase any shares of American National capital stock; (viii) except as set forth in Schedule X, enter into, renew, extend or assume any material contract or obligation, including, but not limited to, any outsourcing agreements or licenses, leases or purchases of data processing products or services; (ix) other than as provided in (a) below with respect to the work-out of nonperforming assets, waive, release, compromise or assign any right or claim involving $75,000 or more; (x) propose or take any other action which would make any representation or warranty in Section 3.1 hereof untrue; (xi) introduce any new products or services or change the rate of interest on any deposit instrument to above-market interest rates; (xii) make any change in policies respecting extensions of credit or loan charge-offs; (xiii) change reserve requirement policies; (xiv) change securities portfolio policies; (xv) acquire a policy or enter into any new agreement, amendment or endorsement or make any changes relating to insurance coverage, including coverage for its directors and officers, which would result in an additional payment obligation of $50,000 or more; (xvi) propose or take any action with respect to the closing of any branches; (xvii) amend the terms of the American National Options; (xviii) amend the terms of the written severance or employment agreements identified in Schedule E; or
(xix) make any change in any tax election or accounting method or system of internal accounting controls, except as may be appropriate to conform to any change in regulatory accounting requirements or generally accepted accounting principles. American National and Savings Bank further agree that, between the date of this Agreement and the Effective Time of the Holding Company Merger, they will consult with Crestar regarding (a) loan portfolio management, including management and work-out of nonperforming assets, and credit review and approval procedures, including notice to Crestar's Credit Review Department Management of any new nonresidential loans in excess of $500,000, and
(b) securities portfolio and funds management, including management of interest rate risk.

     4.4. No Solicitation. Unless and until this Agreement shall have been terminated pursuant to its terms, neither American National, Savings Bank nor any of their executive officers, directors, representatives, agents or affiliates shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations (with any person other than Crestar) concerning any merger, sale of substantial assets, tender offer, sale of shares of stock or similar Transaction involving American National or Savings Bank or disclose, directly or indirectly, any information not customarily disclosed to the public concerning American National or Savings Bank, afford to any other person access to the properties, books or records of American National or Savings Bank or otherwise assist any person preparing to make or who has made such an offer, or enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of significant amount of assets, except in a situation in which a majority of the full Board of Directors of American National has determined in good faith, upon advice of counsel, that such Board has a fiduciary duty to consider and respond to a bona fide proposal by a third party (which proposal was not directly or indirectly solicited by American National or Savings Bank or any of their officers, directors, representatives, agents or affiliates) and provides written notice of its intention to consider such proposal and the material terms thereof to Crestar at least five days before responding to the proposal. American National and Savings Bank will promptly communicate to Crestar the terms of any proposal which it may receive in respect to any of the foregoing transactions.

     4.5. Dividends. American National agrees that subsequent to April 30, 1997, and until the Effective Time of the Holding Company Merger, it will declare cash dividends consistent (in terms of amount and timing of record and payment dates) with its practice in effect in its fiscal quarter ending April 30, 1997. American National agrees not to pay any cash dividends in the fiscal quarter in which the closing occurs unless the Closing Date occurs after the record date for payment of the Crestar cash dividend in the Crestar quarter most closely corresponding to such American National fiscal quarter, since it is the intention of American National and Crestar that American National shareholders not be paid cash dividends both on American National Common Stock and cash dividends on Crestar Common Stock received in exchange therefor in corresponding quarters. If the Closing Date occurs after the record date for payment of Crestar's cash dividend in the Crestar quarter most closely corresponding to the American National fiscal quarter in which the closing occurs, American National may declare a cash dividend complying with the conditions of this Section 4.5 for such fiscal quarter payable to American National shareholders of record at the Effective Time of the Holding Company Merger.

     4.6. Regulatory Filings; Best Efforts. Crestar and American National shall jointly prepare all regulatory filings required to consummate the transactions contemplated by the Agreement and the Plan of Merger and submit the filings for approval with the Federal Reserve Board, the OTS, the FDIC, the SCC and the Maryland Banking Commissioner as soon as practicable after the date hereof. Crestar and American National shall use their best efforts to obtain approvals of such filings.

     4.7. Public Announcements. Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Transaction and shall not issue any press release or make any such public statement prior to such consultations and approval of the other party, which approval shall not be unreasonably withheld, except as may be required by law.

     4.8. Operating Synergies; Conformance to Reserve Policies, Etc. Between the date hereof and the Effective Time of the Holding Company Merger, American National's and Savings Bank's management will work with Crestar Bank to achieve appropriate operating efficiencies following the Closing Date. Subject to Savings Bank's approval, which will not be unreasonably withheld, Crestar notification to Savings Bank's customers and Crestar's direct contact with customers will commence following receipt of Federal Reserve Board approval but not earlier than 60 days prior to the Closing Date. At the request of Crestar Bank and upon receipt by American National and Savings Bank of written confirmation from Crestar and Crestar Bank that there are no conditions to the obligations of Crestar and Crestar Bank under this Agreement set forth in Article V which will not be fulfilled so as to permit them to consummate the Holding Company Merger and the other transactions contemplated hereby, not more than three days before the Effective Time of the Holding Company Merger American National shall establish such additional accruals, reserves and charge-offs, through appropriate entries in its accounting books and records (provided such adjustments are in accordance with GAAP and applicable law and regulation) as may be necessary to conform American National's accounting and credit loss reserve practices and methods to those of Crestar Bank (as such practices and methods are to be applied from and after the Effective Time of the Holding Company Merger) and to Crestar Bank's plans with respect to the conduct of the business of American National and Savings Bank following the Transaction, as well as the costs and expenses relating to the consummation by American National and Savings Bank of the Transaction and the other transactions contemplated hereby. Any such accruals, reserves and charge-offs shall not be deemed to cause any representation and warranty of American National and Savings Bank to be untrue or inaccurate as of the Effective Time of the Holding Company Merger.

          At the same time that the accruals referred to in the two immediately preceding sentences are established, American National and Savings Bank will convey any OREO properties that are titled in its name to an American National subsidiary to be identified by Crestar. Such subsidiary will be merged into a Crestar or Crestar Bank subsidiary at the time of the Bank Merger.

     4.9. Crestar Rights Agreement. Crestar agrees that any rights issued pursuant to the Rights Agreement adopted by it in 1989 shall be issued with respect to each share of Crestar Common Stock issued pursuant to the terms hereof and the Holding Company Plan of Merger, regardless whether there has occurred a Distribution Date under the terms of such Rights Agreement prior to the occurrence of the Effective Time of the Holding Company Merger.

     4.10. Agreement as to Efforts to Consummate. Subject to action taken by the Board of Directors of American National pursuant to or as a result of the exception clause to the first sentence of Section 4.4 hereof and to the other terms and conditions of this Agreement, each of Crestar and American National agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using reasonable effort to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated herein. Each of Crestar and American National shall use its best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     4.11. Adverse Changes in Condition. Crestar and American National each agrees to give written notice promptly to the other concerning any event or circumstance which would cause or constitute a breach of any of the representations, warranties or covenants of such party contained herein. Each of Crestar and American National shall use its best efforts to prevent or promptly to remedy the same.

     4.12. NYSE Listing. If the shares of Crestar Common Stock to be issued in the Holding Company Merger are not repurchased on the open market, Crestar will file with the New York Stock Exchange a Supplemental Listing Application for the shares of Crestar Common Stock to be issued in the Holding Company Merger and have such shares approved for listing on the New York Stock Exchange prior to the Effective Time of the Merger.

     4.13. Updating of Schedules. American National shall notify Crestar, and Crestar shall notify American National, of any changes, additions or events which may cause any change in or addition to any Schedules delivered by it under this Agreement, promptly after the occurrence of same and at the Closing Date by delivery of updates of all Schedules, including future quarterly and annual American National Financial Statements. No notification made pursuant to this Section 4.13 shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Schedule unless Crestar or American National, as the case may be, specifically agree thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by American National or Savings Bank on the one hand, or Crestar or Crestar Bank on the other hand of any condition set forth in this Agreement.

     4.14. Transactions in Crestar Common Stock. Other than the issuance or acquisition of Crestar Common Stock pursuant to Crestar employee benefit plans, or the purchase or sale of Crestar Common Stock by Crestar Bank in its capacity as trustee under Crestar employee benefit plans or in any other fiduciary capacity in which it is directed to sell or purchase Crestar Common Stock, none of Crestar, Crestar Bank, American National or Savings Bank will, directly or indirectly, purchase, publicly sell or publicly acquire any shares of Crestar Common Stock during the 10 trading days ending on the 10th day prior to the Effective Time of the Holding Company Merger.

     4.15. Branch Closing Law. Crestar expects to close and relocate the business of certain Savings Bank branches in connection with the Bank Merger. If any of these closing/relocations do not constitute "relocations" as that term is defined in the Joint Policy Statement of September 2, 1993, Concerning Branch Closings issued by the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC, and instead is considered a branch closing for purposes of Section 42 of the Federal Deposit Insurance Act, American National will, following receipt of all required regulatory approvals of the Holding Company

Merger, take all necessary action under Section 42 and any regulations promulgated thereunder by notifying customers and otherwise complying with the branch closing law and regulations.

                            ARTICLE V
                      Conditions of Merger

     5.1. Conditions of Obligations of Crestar and Crestar Bank. The obligations of Crestar and Crestar Bank to perform this Agreement are subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions unless waived by Crestar and Crestar Bank.

          (a) Representations and Warranties; Performance of Obligations. The representations and warranties of American National and Savings Bank set forth in Section 3.l hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date); American National and Savings Bank shall have in all material respects performed all obligations required to be performed by them and satisfied all conditions required to be satisfied by them under this Agreement prior to the Effective Time of the Merger; and Crestar and Crestar Bank shall have received a certificate signed by the Chief Executive Officer and by the Chief Financial Officer of American National and Savings Bank, without personal liability, which may be to their best knowledge after due inquiry, to such effects. The foregoing notwithstanding, Crestar and Crestar Bank agree not to exercise their rights under this subsection 5.1(a) because of a breach of a representation and warranty by American National or Savings Bank unless the Crestar Board of Directors, acting reasonably, concludes that any such breach could have a material adverse effect on the consolidated financial condition or consolidated results of operations of American National.

          (b) Authorization of Transaction. All action necessary to authorize the execution, delivery and performance of this Agreement by American National and Savings Bank and the consummation of the transactions contemplated herein (including the shareholder action referred to in Section 4.2) shall have been duly and validly taken by the Boards of Directors of American National and Savings Bank and by the shareholders of American National and Savings Bank, and American National and Savings Bank shall have full power and right to merge into Crestar and Crestar Bank, respectively, on the terms provided herein.

          (c) Opinion of Counsel. Crestar and Crestar Bank shall have received an opinion of Luse, Lehman, Gorman, Pomerenk & Schick, counsel to American National and Savings Bank, dated the Closing Date and satisfactory in form and substance to counsel to Crestar and Crestar Bank, in the form attached hereto as Exhibit D.

          (d) The Registration Statement. The Registration Statement shall be effective under the 1933 Act and Crestar shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to offer and issue the Crestar Common Stock in connection with the Holding Company Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.

          (e) Tax Opinion. Crestar and Crestar Bank shall have received, in form and substance satisfactory to them, an opinion of Hunton & Williams to the effect that, for federal income tax purposes, each of the Holding Company Merger and the Bank Merger will qualify as a "reorganization" under Section 368(a) of the Code, and no taxable gain will be recognized by Crestar, Crestar Bank, American National or Savings Bank (i) in the Holding Company Merger (a) upon the transfer of American National's assets to Crestar in exchange for Crestar Common Stock, cash and the assumption of American National's liabilities or (b) upon the distribution of such Crestar Common Stock and cash to American National shareholders or (ii) in the Bank Merger, (a) upon the transfer of Savings Bank's assets to Crestar Bank in exchange for the assumption of Savings Bank's liabilities and in constructive exchange for Crestar Bank common stock (but Savings Bank or Crestar Bank may be required to include certain amounts in income as a result of the termination of any bad-debt reserve maintained by Savings Bank for federal income tax purposes and other possible required changes in tax accounting methods) or (b) upon the constructive distribution of such Crestar Bank common stock to Crestar.

          (f) Regulatory Approvals. All required approvals from federal and state regulatory authorities having jurisdiction to permit Crestar and Crestar Bank to consummate the Transaction and to issue Crestar Common Stock to American National shareholders shall have been received and shall have contained no conditions deemed in good faith to be materially disadvantageous by Crestar, including such approval necessary to consummate the Bank Merger in an "Oakar" transaction as described in Section 1.1 hereof. Notwithstanding the foregoing, no condition or requirement which does no more than subject Crestar or Crestar Bank or American National or Savings Bank to legal requirements generally applicable to entities and transactions of the same type as a matter of law or regulatory policy shall be deemed to be materially disadvantageous.


          (g) Affiliate Letters. Within 60 days of the date hereof, each shareholder of American National who is a American National Affiliate shall have executed and delivered a commitment and undertaking in the form of Exhibit F to the effect that
(1) such shareholder will dispose of the shares of Crestar Stock received by him in connection with the Holding Company Merger only in accordance with the provisions of paragraph (d) of Rule 145 under the 1933 Act; (2) such shareholder will not dispose of any of such shares until Crestar has received, at its expense, an opinion of counsel acceptable to it that such proposed disposition will not violate the provisions of paragraph (d) of Rule 145 and any applicable securities laws which opinion shall be rendered promptly following counsel's receipt of such shareholder's written notice of its intent to sell shares of Crestar Common Stock; and (3) the certificates representing said shares may bear a legend referring to the foregoing restrictions.

          (h)  NYSE Listing.  If the shares of Crestar Common
Stock to be issued in the Holding Company Merger are not repurchased on the open market, such shares to be issued in the Merger shall have been approved for listing, upon notice of issuance, on the New York Stock Exchange.

          (i)  Acceptance by Crestar and Crestar Bank Counsel.
The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to counsel for Crestar and Crestar Bank.

     5.2. Conditions of Obligations of American National and Savings Bank. The obligations of American National and Savings Bank to perform this Agreement are subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions unless waived by American National and Savings Bank:

          (a) Representations and Warranties; Performance of Obligations. The representations and warranties of Crestar and Crestar Bank set forth in Section 3.2 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date); Crestar and Crestar Bank shall have in all material respects performed all obligations required to be performed by them and satisfied all conditions required to be satisfied by them under this Agreement prior to the Effective Time of the Holding Company Merger; and American National and Savings Bank shall have received a certificate signed by the Chief Executive Officer and by the Chief Financial

Officer of Crestar and Crestar Bank, without personal liability, which may be to their best knowledge after due inquiry, to such effects. The foregoing notwithstanding, American National and Savings Bank agree not to exercise their rights under this subsection 5.2(a) because of a breach of a representation and warranty by Crestar or Crestar Bank unless the American National Board of Directors, acting reasonably, concludes that any such breach could have a material adverse effect on the consolidated financial condition or consolidated results of operations of Crestar.

          (b) Authorization of Transaction. All action necessary to authorize the execution, delivery and performance of this Agreement by Crestar and Crestar Bank and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of Crestar and Crestar Bank and the shareholders of American National and the sole shareholder of Savings Bank, and Crestar and Crestar Bank shall have full power and right to merge with American National and Savings Bank, respectively, on the terms provided herein.

          (c)  Opinion of Counsel.  American National and Savings
Bank shall have received an opinion of Hunton & Williams, counsel to Crestar and Crestar Bank, dated the Closing Date and satisfactory in form and substance to counsel to American
National and Savings Bank, in the form attached hereto as Exhibit
E.

          (d) The Registration Statement. The Registration Statement shall be effective under the 1933 Act and Crestar shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to offer and issue the Crestar Common Stock in connection with the Holding Company Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.

          (e) Regulatory Approvals. All required approvals from federal and state regulatory authorities having jurisdiction to permit American National and Savings Bank to consummate the Transaction and to permit Crestar to issue Crestar Common Stock to American National shareholders shall have been received, including such approval necessary to consummate the Bank Merger in an "Oakar" transaction as described in Section 1.1 hereof.

          (f) Tax Opinion. American National and Savings Bank shall have received, in form and substance reasonably satisfactory to them, an opinion of Hunton & Williams to the effect that, for federal income tax purposes, each of the Holding Company Merger and the Bank Merger will qualify as a "reorganization" under Section 368(a) of the Code; no taxable gain will be recognized by Crestar,

Crestar Bank, American National or Savings Bank (i) in the Holding Company Merger (a) upon the transfer of American National's assets to Crestar in exchange for Crestar Common Stock, cash and the assumption of American National's liabilities or (b) upon the distribution of such Crestar Common Stock and cash to American National shareholders or (ii) in the Bank Merger, (a) upon the transfer of Savings Bank's assets to Crestar Bank in exchange for the assumption of Savings Bank's liabilities and in constructive exchange for Crestar Bank stock (but Savings Bank or Crestar Bank may be required to include certain amounts in income as a result of the termination of any bad-debt reserve maintained by Savings Bank for federal income tax purposes and other possible required changes in tax accounting methods) or (b) upon the constructive distribution of such Crestar Bank stock to Crestar; no taxable gain will be recognized by an American National shareholder on the exchange by such shareholder of shares of American National Common Stock solely for shares of Crestar Common Stock (including any fractional share interest) in the Holding Company Merger; an American National shareholder who receives cash and shares of Crestar Common Stock (including any fractional share interest) for shares of American National Common Stock in the Holding Company Merger pursuant to the cash election will recognize any gain realized (including any gain treated as a dividend) up to the amount of cash received (excluding cash in lieu of a fractional share of Crestar Common Stock), but will not recognize any loss; an American National shareholder's basis in Crestar Common Stock (including any fractional share interest) received in the Holding Company Merger will be the same as the shareholder's basis in the American National Common Stock surrendered in exchange therefor, decreased by the amount of any cash received (excluding cash in lieu of a fractional share of Crestar Common Stock) and increased by the amount of any gain recognized (including any gain treated as a dividend) by the shareholder; the holding period of such Crestar Common Stock (including any fractional share interest) for an American National shareholder will include the holding period of the American National Common Stock surrendered in exchange therefor, if such American National Common Stock is held as a capital asset by the shareholder at the Effective Time of the Holding Company Merger; and an American National shareholder who receives cash in lieu of a fractional share of Crestar Common Stock will recognize gain or loss equal to any difference between the amount of cash received and the shareholder's basis in the fractional share interest.

          (g)  NYSE Listing.  If the shares of Crestar Common
Stock to be issued in the Holding Company Merger are not repurchased on the open market, such shares to be issued in the Holding Company Merger shall have been approved for listing, upon notice of issuance, on the New York Stock Exchange.

          (h) Fairness Opinion. The opinion of Keefe, Bruyette & Woods, Inc., dated the date hereof, to the effect that the consideration to be received by the shareholders of American National as a result of the Holding Company Merger is fair to the shareholders of American National from a financial point of view, and shall not have been withdrawn prior to the mailing of the Proxy Statement for the meeting of shareholders of American National referred to in Section 4.2 hereof.

               (i)  Acceptance by American National's Counsel.
The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be acceptable to counsel for American National.

                           ARTICLE VI
                  Closing Date; Effective Time

     6.1. Closing Date. Unless another date or place is agreed to in writing by the parties, the closing of the transactions contemplated in this Agreement shall take place at the offices of Crestar, 919 East Main Street, Richmond, Virginia, at 10:00 o'clock A.M., local time, on such date as Crestar shall designate to American National at least 10 days prior to the designated Closing Date and as reasonably acceptable to American National; provided, that the date so designated shall not be earlier than 15 days after Federal Reserve Board approval, and shall not be later than 60 days after such approval and, in no event, shall be later than March 31, 1998 (the "Closing Date"). The parties agree to use their best efforts to make the Merger effective on or before December 31, 1997, and not earlier than November 6, 1997.

     6.2. Filings at Closing.  Subject to the provisions of
Article V, at the Closing Date, Crestar shall cause Articles of Merger relating to the Holding Company Plan of Merger to be filed in accordance with the VSCA and Articles of Merger to be filed relating to the Bank Plan of Merger in accordance with the VSCA, the Delaware Corporation Law, the rules and regulations of the OTS and the SCC, and each of Crestar and American National shall take any and all lawful actions to cause the Holding Company Merger and the Bank Merger to become effective.

     6.3. Effective Time. Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Holding Company Merger shall become effective at the time Articles of Merger filed with the SCC are made effective (the "Effective Time of the Holding Company Merger") and the Bank Merger shall become effective at the time the Articles of Merger filed with the SCC are made effective.

                           ARTICLE VII
            Termination; Survival of Representations,
         Warranties and Covenants; Waiver and Amendment

     7.1. Termination. This Agreement shall be terminated, and the Transaction abandoned, if the shareholders of American National shall not have given the approval required by Section
4.2. Notwithstanding such approval by such shareholders, this Agreement may be terminated at any time prior to the Effective Time of the Holding Company Merger, by:

          (a)  The mutual consent of Crestar, Crestar Bank,
American National and Savings Bank, as expressed by their respective Boards of Directors;

          (b) Either Crestar or Crestar Bank on the one hand or American National or Savings Bank on the other hand, as expressed by their respective Boards of Directors, if the Holding Company Merger has not occurred by March 31, 1998, provided that the failure of the Holding Company Merger to so occur shall not be due to a willful breach of any representation, warranty, covenant or agreement by the party seeking to terminate this Agreement;

          (c) By Crestar in writing authorized by its Board of Directors if American National or Savings Bank has, or by American National in writing authorized by its Board of Directors, if Crestar or Crestar Bank has, in any material respect, breached (i) any covenant or agreement contained herein, or (ii) any representation or warranty contained herein, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date, provided that it is understood and agreed that either party may terminate this Agreement on the basis of any such material breach of any representation or warranty which is not cured within 30 days of written notice thereof contained herein notwithstanding any qualification therein relating to the knowledge of the other party. The foregoing notwithstanding, each of Crestar on the one hand and American National on the other hand agree not to exercise its respective rights under this subsection 7.1(c) because of a breach of a representation and warranty by the other (including by its subsidiary which is a party to this Agreement) unless its Board of Directors, acting reasonably, concludes that any such breach could have a material adverse effect on the consolidated financial condition or consolidated results of operations of the other;

          (d) Either Crestar or Crestar Bank on the one hand or American National or Savings Bank on the other hand, as expressed by their respective Boards of Directors, in the event that any of the conditions precedent to the obligations of such parties to consummate the Transaction have not been satisfied or fulfilled or waived by the party entitled to so waive on or before the Closing Date, provided that no party shall be entitled to terminate this Agreement pursuant to this subparagraph (d) if the condition precedent or conditions precedent which provide the basis for termination can reasonably be and are satisfied within a reasonable period of time, in which case, the Closing Date shall be appropriately postponed;

          (e) Crestar and Crestar Bank, if the Boards of Directors of Crestar and Crestar Bank shall have determined in their sole discretion, exercised in good faith, that the Transaction, has become inadvisable or impracticable by reason of
(A) the issuance of any order, decree or advisory letter of regulatory authority containing conditions or requirements reasonably deemed objectionable to Crestar, (B) the threat or the institution by any governmental authority of any litigation, proceeding or investigation (including under federal antitrust laws) to restrain or prohibit the consummation of the Transaction or to obtain other relief in connection with this Agreement or an injunction has been obtained by any person restraining or prohibiting consummation of the Holding Company Merger or (C) commencement of a competing offer for American National Common Stock which is significantly better than Crestar's offer, and which Crestar certifies to American National, in writing, it is unwilling to meet;

          (f) American National and Savings Bank, if the Boards of Directors of American National and Savings Bank shall have determined in their sole discretion, exercised in good faith, that the Transaction has become inadvisable or impracticable by reason of (A) the issuance of any order, decree or advisory letter of regulatory authority containing conditions or requirements reasonably deemed objectionable to American National, (B) the threat or the institution by any governmental authority of any litigation, proceeding or investigation (including under federal antitrust laws) to restrain or prohibit the consummation of the Transaction or to obtain other relief in connection with this Agreement or an injunction has been obtained by any person restraining or prohibiting consummation of the Holding Company Merger, or (C) commencement of a competing offer for American National Common Stock which is significantly better than Crestar's offer, and which Crestar has certified to American National, in writing, it is unwilling to meet;

          (g) Crestar, Crestar Bank, American National or Savings Bank, if the Federal Reserve Board, the OTS, the FDIC, the Maryland Bank Commissioner, or the SCC deny approval of the Transaction and the time period for all appeals or requests for reconsideration has run;

          (h) Crestar if there has been a material adverse change in the results of operations or consolidated financial condition or consolidated results of operations of American National from that shown by the American National Financial Statements as of April 30, 1997. For purposes of this paragraph
(h), the term "material adverse change" shall not include the following: (i) changes resulting from movements in general market interest rates, (ii) changes in laws, rules and regulations and accounting principles, and (iii) any other matters mutually agreed to by the parties to this Agreement;

          (i) American National if there has been a material adverse change in the business operations or consolidated financial condition of Crestar from that shown by the Crestar Financial Statements as of March 31, 1997. For purposes of this paragraph (i), the term "material adverse change" shall not include the following: (i) changes resulting from movements in general market interest rates, (ii) changes in laws, rules and regulations and accounting principles, and (iii) any other matters mutually agreed to by the parties to this Agreement.

     7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement and the Transaction pursuant to
Section 7.1, this Agreement, other than the provisions of Sections 4.1 (last three sentences) and 9.1, shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, provided that nothing contained in this Section 7.2 shall relieve any party from liability for any willful breach of this Agreement.

     7.3. Survival of Representations, Warranties and Covenants. The respective representations and warranties, obligations, covenants and agreements (except for those contained in Sections 1.2, 1.3, 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 4.1 (second sentence),
8.1, 8.2, 8.3, 8.4, and 9.1, which shall survive the effectiveness of the Holding Company Merger) of Crestar, Crestar Bank, American National and Savings Bank contained herein shall expire with, and be terminated and extinguished by, the effectiveness of the Holding Company Merger.

     7.4. Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof and this Agreement may be amended or supplemented by written instructions duly executed by all parties hereto at any time, whether before or after the meeting of American National shareholders referred to in Section 4.2 hereof, excepting statutory requirements and requisite approvals of shareholders and regulatory authorities, provided that any such amendment or waiver executed after shareholders of American National have approved this Agreement and the Holding Company Plan of Merger shall not modify either the amount or form of the consideration to be received by such shareholders for their shares of American National Common Stock or otherwise materially adversely affect such shareholders without their approval.

                          ARTICLE VIII
                      Additional Covenants

     8.1. Indemnification of American National Officers and Directors; Liability Insurance. After the Effective Time of the Holding Company Merger, Crestar agrees to provide indemnification to the directors, employees and officers of American National and Savings Bank and the subsidiaries thereof for events occurring prior to or subsequent to the Effective Time of the Holding Company Merger as if they had been directors, employees or officers of Crestar prior to the Effective Time of the Holding Company Merger, to the extent permitted under the VSCA and the Articles of Incorporation and Bylaws of Crestar as in effect as of the date of this Agreement. Such indemnification shall continue for six years after the Effective Time of the Holding Company Merger, provided that any right to indemnification in respect of any claim asserted or made within such six year period shall continue until final disposition of such claim. Crestar will provide officers and directors liability insurance coverage to all American National and Savings Bank and subsidiaries thereof directors and officers, whether or not they become part of the Crestar organization after the Effective Time of the Holding Company Merger, to the same extent it is provided to Crestar's officers and directors, provided that coverage will not extend to acts as to which notice has been given prior to the Effective Time of the Holding Company Merger. The right to indemnification and insurance provided in this Section 8.1 is intended to be for the benefit of directors, employees and officers of American National and Savings Bank and the subsidiaries thereof and as such may be personally enforced by them at law or in equity.

     8.2. Employment and Severance Agreements.    Crestar will
honor the terms of American National's and/or Savings Bank's employment agreements with A. Bruce Tucker, Joseph M. Solomon, James M. Uveges and Mark S. Barker described on Schedule E.

     8.3. Employee Benefit Matters.    Transferred Employees.
All employees of American National or Savings Bank (including subsidiaries) immediately prior to the Effective Time of the Holding Company Merger who are employed by Crestar, Crestar Bank or another Crestar subsidiary immediately following the Effective Time of the Holding Company Merger ("Transferred Employees") will be covered by Crestar's employee benefit plans as to which they are eligible based on their length of service, compensation, job classification, and position, including, where applicable, any incentive compensation plan. Notwithstanding the foregoing, Crestar may determine to continue any of the American National or Savings Bank benefit plans for Transferred Employees in lieu of offering participation in Crestar's benefit plans providing similar benefits (e.g., medical and hospitalization benefits or 401(k) or pension benefits), to terminate any of the American National or Savings Bank benefit plans, or to merge any such benefit plans with Crestar's benefit plans. Except as specifically provided in this Section 8.3 and as otherwise prohibited by law, with respect to Crestar benefit plans for which Transferred Employees are otherwise eligible, Transferred Employees' service with American National or Savings Bank which is recognized by the applicable benefit plan of American National or Savings Bank at the Effective Time of the Holding Company Merger shall be recognized as service with

Crestar for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under the corresponding Crestar benefit plan, if any, subject to applicable break-in-service rules.

          (b) Health Plans. Crestar agrees that any pre-existing condition, limitation or exclusion in its health plans shall not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by American National or Savings Bank on the date of the Holding Company Merger and who then change that coverage to Crestar's medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll in Crestar's health plans.

          (c) Pension Plans. Crestar agrees to assume the Pension Plan of Savings Bank (the "Savings Bank Pension Plan") as of the Effective Time of the Holding Company Merger. Crestar, at its option, may continue the Savings Bank Pension Plan as a frozen plan or may terminate the Savings Bank Pension Plan and pay out or annuitize benefits, or may merge the Savings Bank Pension Plan into the Retirement Plan for Employees of Crestar Financial Corporation and Affiliated Corporations ("Crestar's Retirement Plan"). If the Savings Bank Pension Plan is terminated or if benefit accruals are suspended, or if the Savings Bank Pension Plan is merged into Crestar's Retirement Plan, each Transferred Employee who becomes a participant in Crestar's Retirement Plan will begin to accrue benefits under Crestar's Retirement Plan on and after the date of such termination, suspension or merger in accordance with the terms of Crestar's Retirement Plan and Crestar's Retirement Plan will recognize for purposes of eligibility to participate, vesting and eligibility for early retirement, but not for benefit accrual purposes, all Transferred Employees' service which is recognized under the Savings Bank Pension Plan as of the date of such termination, suspension or merger of the Savings Bank Pension Plan.

          (d) 401(k) Plan. Transferred Employees' service with American National or Savings Bank for purposes of eligibility to participate in the Crestar Employees' Thrift and Profit Sharing Plan shall not be recognized until, if applicable, the later of January 1, 1998 (assuming the Holding Company Merger occurs in
1997) or the date the American National 401(k) Plan is frozen as to eligibility to participate and future contributions, merged or terminated.

          (e) Cooperation. American National and Savings Bank agree to cooperate with Crestar in implementing any decision made by Crestar with respect to employee benefit plans and to provide to Crestar on or before the Effective Time of the Holding Company Merger a schedule of service credit for prospective Transferred Employees.

     8.4. Stock Options. Holders of outstanding American National Options shall (a) exercise the American National Options for American National Common Stock prior to the Closing Date (if such options are by their terms then exercisable) and convert such Common Stock held as of the Effective Time of the Holding Company Merger into Crestar Common Stock or (b) have the American National Options converted into options to purchase Crestar Common Stock as set forth in subsection 2.2(e) hereof. American National agrees not to amend any outstanding option agreement to extend the period following termination of employment during which American National Options may be exercised, or, except with the consent of Crestar, to otherwise amend the terms of any outstanding option agreement.

                           ARTICLE IX
                          Miscellaneous

     9.1. Expenses. Each party hereto shall bear and pay the costs and expenses incurred by it relating to the transactions contemplated hereby.

     9.2. Entire Agreement. This Agreement contains the entire agreement among Crestar, Crestar Bank, American National and Savings Bank with respect to the Transaction and the related transactions and supersedes all prior agreements, arrangements or understandings with respect thereto (other than as specifically agreed).

     9.3. Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

     9.4. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

          If to Crestar or Crestar Bank:

               Crestar Financial Corporation
               P. O. Box 26665
               919 East Main Street
               Richmond, Virginia 23261-6665
               Attention:  Linda F. Rigsby
                           Senior Vice President,
                             and Corporate Secretary

          Copy to:

               Lathan M. Ewers, Jr.
               Hunton & Williams
               951 East Byrd Street
               Richmond, Virginia  23219

          If to American National or Savings Bank:

               American National Bancorp Inc.
               211 North Liberty Street
               Baltimore, Maryland  21201
               Attention:  A. Bruce Tucker,
                           President and Chief Executive Officer

          Copy to:

               John J. Gorman
               Eric Luse
               Luse, Lehman, Gorman, Pomerenk & Schick
               5335 Wisconsin Avenue,NW
               Washington, DC  20015


     9.5. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     9.6. Governing Law. Except as may otherwise be required by the laws of the United States, this Agreement shall be governed by and construed in accordance with the laws of Virginia.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized, all as of the day and year first above written.


                         CRESTAR FINANCIAL CORPORATION


                         By   /s/ C. Garland Hagen
                              -----------------------------------
                              Name:   C. Garland Hagen
                              Title:  Corporate Executive
                                          Vice President

                         CRESTAR BANK


                         By   /s/ C. Garland Hagen
                              -----------------------------------
                              Name:   C. Garland Hagen
                              Title:  Corporate Executive
                                        Vice President


                         AMERICAN NATIONAL BANCORP, INC.


                         By   /s/ A. Bruce Tucker
                              -----------------------------------
                             Name:   A. Bruce Tucker
                             Title:  President and Chief
                                        Executive Officer


                         AMERICAN NATIONAL SAVINGS BANK, F.S.B.


                         By   /s/ A. Bruce Tucker
                              -----------------------------------
                             Name:   A. Bruce Tucker
                             Title:  President and Chief
                                        Executive Officer

/s/ Howard K. Thompson             /s/ Jimmie T. Noble
------------------------------     ------------------------------
Howard K. Thompson                 Jimmie T. Noble


/s/ Lenwood M. Ivey                /s/ A. Bruce Tucker
------------------------------     ------------------------------
Lenwood M. Ivey                    A. Bruce Tucker


/s/ Betty J. Stull                 /s/ Joseph M. Solomon
------------------------------     ------------------------------
Betty J. Stull                     Joseph M. Solomon


/s/ David L. Pippenger
------------------------------
David L. Pippenger



All of the Directors of American National have signed solely above to agree to vote all their shares of American National Common Stock beneficially owned by them and with respect to which they have power to vote in favor of the Holding Company Merger and, subject to their fiduciary duties described in Section 4.4 of the Agreement, to cause the Holding Company Merger to be recommended by the Board of Directors of American National to the shareholders of American National in the proxy statement sent to shareholders in connection with such shareholders' meeting.

                                                        Exhibit A

                                           Execution Copy 6/23/97


                     STOCK OPTION AGREEMENT


     This STOCK OPTION AGREEMENT ("Option Agreement") dated as of
June 23, 1997, between AMERICAN NATIONAL BANCORP, INC. ("American
National"), a Delaware corporation, and CRESTAR FINANCIAL
CORPORATION ("Crestar"), a Virginia corporation, recites and provides:

     A. The Boards of Directors of American National and Crestar have approved an Agreement and Plan of Reorganization dated as of June 23, 1997 (the "Merger Agreement") providing for the merger (the "Merger") of American National with and into Crestar.

     B. As a condition to and as consideration for Crestar's entry into the Merger Agreement and to induce such entry, American National has agreed to grant to Crestar the option set forth herein to purchase authorized but unissued shares of American National Common Stock.

     NOW, THEREFORE, the parties agree as follows:

     1.   Definitions.

     Capitalized terms defined in the Merger Agreement and used herein shall have the same meanings as in the Merger Agreement.

     2.   Grant of Option.

     Subject to the terms and conditions set forth herein, American National hereby grants to Crestar an option (the "Option") to purchase up to 792,000 shares of American National Common Stock at an exercise price of $16.125 per share payable in cash as provided in Section 4; provided, however, that in the event American National issues or agrees to issue any shares of American National Common Stock (other than as permitted under the Merger Agreement) at a price less than $16.125 per share (as adjusted pursuant to Section 6), the exercise price shall be such lesser price.

     3.   Exercise of Option.

     (a) Unless Crestar shall have breached in any material respect any material covenant or representation contained in the Merger Agreement and such breach has not been cured, Crestar may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) on the Effective Date of the Merger, or (ii) upon termination of the Merger Agreement in accordance with the provisions thereof (other than a termination resulting from a willful breach by American National of any Specified Covenant or, following the occurrence of a Purchase Event, failure of American National's stockholders to approve the Merger Agreement by the vote required under applicable law or under American National's Charter), or (iii) 12 months after termination of the Merger Agreement due to a willful breach by American National of any Specified Covenant or, following the occurrence of a Purchase Event, failure of American National's stockholders to approve the Merger Agreement by the vote required under applicable law or under American National's Charter. Any exercise of the Option shall be subject to compliance with applicable provisions of law.

     (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) American National or any banking subsidiary of American National (a "Bank"), without having received Crestar's prior written consent, shall have entered into an agreement with any person (x) to merge or consolidate, or enter into any similar transaction, except as contemplated in the Merger Agreement, (y) to purchase, lease or otherwise acquire all or substantially all of the assets of American National or a Bank, or (z) to purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of American National or a Bank;

          (ii) any person (other than American National or a Bank in a fiduciary capacity, or Crestar or Crestar Bank in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of American National Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the regulations promulgated thereunder);

          (iii) any person shall have made a bona fide proposal to American National by public announcement or written communication that is or becomes the subject of public disclosure to acquire American National or a Bank by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the stockholders of American National vote not to adopt the Merger Agreement; or

          (iv) American National shall have willfully breached any Specified Covenant following a bona fide proposal to American National or a Bank to acquire American National or a Bank by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, which breach would entitle Crestar to terminate the Merger Agreement (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the Notice Date (as defined below).

          If more than one of the transactions giving rise to a Purchase Event under this Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     (c) In the event Crestar wishes to exercise the Option, it shall send to American National a written notice (the date of which being herein referred to as the "Notice Date") specifying
(i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days after the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Crestar shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

     (d) As used herein, "Specified Covenant" means any covenant contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.8, 4.10,
4.11, 4.13, or 6.1 of the Merger Agreement.

     4.   Payment and Delivery of Certificates.

     (A) At the closing referred to in Section 3, Crestar shall pay to American National the aggregate purchase price for the shares of American National Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by American National.

     (B) At such closing, simultaneously with the delivery of funds as provided in subsection (a), American National shall deliver to Crestar a certificate or certificates representing the number of shares of American National Common Stock purchased by Crestar, and Crestar shall deliver to American National a letter agreeing that Crestar will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

     (C) Certificates for American National Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

     "The transfer of the shares represented by this certificate is subject to certain provisions of a Stock Option Agreement between the registered holder hereof and American National Bancorp and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of American National Bancorp. A copy of such agreement will be provided to the holder hereof without charge upon receipt by American National Bancorp of a written request."

     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Crestar shall have delivered to American National a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to American National, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended.

     5.   Representations.

     American National represents, warrants and covenants to Crestar as follows:

     (A) American National shall at all times maintain sufficient authorized but unissued shares of American National
Common Stock so that the Option may be exercised without authorization of additional shares of American National Common
Stock.

     (B) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

     6.   Adjustment Upon Changes in Capitalization.

     In the event of any change in American National Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of American National Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of American National Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of American National Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize American National to breach any provision of the Merger Agreement.

     7.   Registration Rights.

     If requested by Crestar, American National shall as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of American National Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Crestar. Crestar shall provide all information reasonably requested by American National for inclusion in any registration statement to be filed hereunder. American

National will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 7 shall be at American National's expense except for underwriting commissions and the fees and disbursements of Crestar's counsel attributable to the registration of such American National Common Stock. A second registration may be requested hereunder at Crestar's expense. In no event shall American National be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by American National of American National Common Stock. If requested by Crestar, in connection with any such registration, American National will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from Crestar or assignee thereof under this
Section 7, American National agrees to send a copy thereof to Crestar and to any assignee thereof known to American National, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     8.   Severability.

     If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of American National Common Stock provided in Section 2 (as adjusted pursuant to Section 6), it is the express intention of American National to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     9.   Miscellaneous.

     (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

     (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing Crestar may assign in whole or in part its rights and obligations hereunder; provided, however, that to the extent required by applicable regulatory authorities, Crestar may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of American National, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Crestar's behalf, or (iv) any other manner approved by applicable regulatory authorities.

     (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the addresses provided for in or pursuant to Section 9.4 of the Merger
Agreement.

     (e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option
Agreement may be enforced by either party hereto through injunctive or other equitable relief.

     (g) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of Virginia applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.



               AMERICAN NATIONAL BANCORP, INC.


               By:  /s/ A. Bruce Tucker
                    -----------------------------------
                    A. Bruce Tucker
                    President and Chief
                      Executive Officer


               CRESTAR FINANCIAL CORPORATION


               By:  /s/ C. Garland Hagen
                    -----------------------------------
                    C. Garland Hagen
                    Corporate Executive
                    Vice President

                                                        Exhibit B

                         PLAN OF MERGER
                               OF

                 AMERICAN NATIONAL BANCORP, INC.
                              INTO
                  CRESTAR FINANCIAL CORPORATION

     Section 1. Merger. American National BanCorp, Inc. ("American National") shall, upon the time that Articles of Merger are made effective by the State Corporation Commission of Virginia (the "Effective Time of the Holding Company Merger"), be merged (the "Holding Company Merger") into Crestar Financial Corporation ("Crestar"), which shall be the "Surviving Corporation".

     Section 2. Conversion of Stock. At the Effective Time of the Holding Company Merger:

          (i)  Each share of Crestar Financial Corporation Common
Stock outstanding immediately prior to the Effective Time of the Merger shall continue unchanged as an outstanding share of Common
Stock of the Surviving Corporation.

          (ii) Subject to Section 4, each share of American National Common Stock which is issued and outstanding immediately prior to the Effective Time of the Holding Company Merger (other than shares held of record by Crestar and shares to be exchanged for cash) and which, under the terms of Section 3, is to be converted into Crestar Common Stock, shall be converted into a fraction of a share of Crestar Common Stock, determined in accordance with the Exchange Ratio. The "Exchange Ratio" shall be calculated as follows:

               (A) if the Average Closing Price (as defined below) is between $30 and $50, the Exchange Ratio shall be the quotient (rounded to the nearest one-thousandth) of (A) $20.25 divided by (B) the Average Closing Price;

               (B)  if the Average Closing Price is $50 or
greater, the Exchange Ratio shall be 0.405; and

               (C) if the Average Closing Price is $30 or less, the Exchange Ratio shall be 0.675.

          As used herein, "Average Closing Price" shall mean the average closing price of Crestar Common Stock as reported on the New York Stock Exchange for each of the 10 trading days ending on the tenth day prior to the Effective Time of the Holding Company Merger.

          The Exchange Ratio at the Effective Time of the Holding Company Merger shall be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of Crestar Common Stock, any dividend payable in Crestar Common Stock, or any capital reorganization involving the reclassification of Crestar Common Stock subsequent to the date of this Agreement.

          (iii) Subject to Section 4, each share of American National Common Stock outstanding immediately prior to the Effective Time of the Holding Company Merger which, under the terms of Section 3, is to be converted into the right to receive cash, shall be converted into the right to receive the Price Per Share in cash (subject to all applicable withholding taxes).

          (iv) At the Effective Time of the Holding Company
Merger, American National's transfer books shall be closed and no further transfer of American National Common Stock or Series A shall be permitted.

          (vi) Outstanding American National Options shall be converted into options to purchase Crestar Common Stock as set forth in subsection 2.2(e) of the Agreement and Plan of Reorganization dated June 23, 1997 among Crestar, Crestar Bank, American National and American National Savings Bank, F.S.B. (the "Agreement"). American National agrees not to amend any outstanding option agreement to extend the period following termination of employment during which

American National Options may be exercised, or, except with the consent of Crestar, to otherwise amend the terms of any outstanding option agreement.

     Section 3. Manner of Conversion. The manner in which each outstanding share of American National Common Stock shall be converted into Crestar Common Stock or cash, as specified in
Section 2 hereof, after the Effective Time of the Holding Company Merger, shall be as follows:

          (i) All shares for which cash elections shall have been made and for which certificates representing such shares shall have been delivered to American National subject to the terms of the Agreement at or prior to the meeting of American National shareholders at which the Holding Company Merger is considered, shall be converted into the right to receive the Price Per Share in cash. If the Holding Company Merger is approved by American National's shareholders, a shareholder's election to receive the Price Per Share in cash shall be irrevocable. American National shall retain certificates for shares submitted for cash purchase until either (i) termination of the Agreement upon which American National shall return such certificates, or (ii) the Effective Time of the Holding Company Merger, when Chase Mellon Shareholder Services (the "Exchange Agent") shall exchange such certificates for cash, at the Price Per Share, subject to Section 4. Certificates for shares of American National Common Stock shall be submitted in exchange for cash accompanied by a Letter of Transmittal (to be promptly furnished by the Exchange Agent, to American National shareholders of record as of the Effective Time of the Holding Company Merger). Until so surrendered, each outstanding certificate which prior to the Effective Time of the Holding Company Merger represented American National Common Stock shall be deemed to evidence only the right to receive the Price Per Share (less applicable withholding taxes) multiplied by the number of shares evidenced by the certificates, without interest thereon.

          (ii) Each share of American National Common Stock, other than shares held of record by Crestar and shares for which a cash election has been made (and are not exchanged for cash because of Section 4), shall be exchanged for shares of Crestar Common Stock as determined by the Exchange Ratio.

          (iii) No fractional shares of Crestar Common Stock shall be issued, but instead the value of fractional shares shall be paid in cash (subject to all applicable withholding taxes), for which purpose the Average Closing Price shall be employed.

          (iv) Certificates for shares of American National Common Stock shall be submitted in exchange for Crestar Common Stock and/or cash accompanied by a Letter of Transmittal (to be promptly furnished by the Exchange Agent to American National's shareholders of record as of the Effective Time of the Holding Company Merger). Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Holding Company Merger, represented American National

Common Stock, shall be deemed to evidence only the right to receive (a) shares of Crestar Common Stock as determined by the Exchange Ratio, or (b) in the case of shares for which cash elections shall have been made, the Price Per Share in cash (subject to all applicable withholding taxes) multiplied by the number of shares evidenced by the certificates, without interest. Until such outstanding shares formerly representing American National Common Stock are so surrendered, no dividend payable to holders of record of Crestar Common Stock as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof. Upon such surrender, dividends accrued or declared on Crestar Common Stock shall be paid in accordance with Section 2.2 of the Agreement.

     Section 4. Proration of Shares Purchased with Cash. The number of shares of American National Common Stock to be exchanged for cash cannot exceed 40% of the outstanding shares of American National Common Stock immediately prior to the Effective Time of the Holding Company Merger. If the number of shares that shareholders of American National elect to exchange for cash exceed this percentage of such American National Common Stock, Crestar shall purchase all shares submitted by holders of 100 or fewer shares (if such holder has submitted all his shares for cash exchange) and then purchase shares submitted by other holders pro rata so as to require Crestar to pay cash (including payments for Dissenting Shares) for no more than 40% of the shares of American National Common Stock. A shareholder submitting shares for cash purchase, all of whose shares are not exchanged for cash because of the proration provisions of this
Section 4, shall receive shares of Crestar

Common Stock at the Exchange Ratio for all shares of American
National Common Stock not exchanged for cash.

     Section 5. Dissenting Shares. Holders of American National Common Stock do not have the right to demand and receive payment of the fair value of his shares of American National Common Stock in accordance with the provisions of Section 262(b)(1) of the Delaware General Corporation Law.

     Section 6. Articles of Incorporation, Bylaws and Directors of the Surviving Corporation. At the Effective Time of the Holding Company Merger, there shall be no change caused by the Holding Company Merger in the Articles of Incorporation (except any change caused by the filing of Articles of Merger relating to the Holding Company Merger), By-laws, or Board of Directors of the Surviving Corporation.

     Section 7.  Conditions to Merger.  Consummation of the
Merger is subject to the following conditions:

          (i) The approving vote of the holders of a majority of the outstanding shares of American National Common Stock entitled to vote.

          (ii) The approval of the Merger by the Board of Governors of the Federal Reserve System, the Office of Thrift
Supervision, the Maryland Banking Commissioner and the State
Corporation Commission of Virginia.

          (iii) The satisfaction of the conditions contained in the Agreement or the waiver of such conditions by the party for whose benefit they were imposed.

     Section 8. Effect of the Merger. The Merger shall have the effect provided by Section 13.1-721 of the Code of Virginia and
Section 261 of the Delaware General Corporation Law.

     Section 9. Amendment. Pursuant to Section 13.1-718(I) of the Virginia Stock Corporation Act, the Board of Directors of Crestar reserves the right to amend this Plan of Merger (with American National's consent) at any time prior to issuance of the certificate of merger by the State Corporation Commission of Virginia, provided, however, that any such amendment made subsequent to the submission of this Plan of Merger to the shareholders of American National may not: (i) alter or change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or in conversion of all or any of the shares of American National Common Stock; (ii) alter or change any of the terms and conditions of this Plan of Merger if such alteration or change would adversely affect the shares of American National Common Stock; or (iii) alter or change any term of the certificate of incorporation of American National (except as provided herein).

                                                        Exhibit C

                         PLAN OF MERGER
                               OF
             AMERICAN NATIONAL SAVINGS BANK, F.S.B.
                              INTO
                          CRESTAR BANK


     Section 1. American National Savings Bank, F.S.B. ("Savings Bank") shall, upon the issuance of certificates of merger by the State Corporation Commission of Virginia and the Office of Thrift Supervision (the "Effective Time of the Bank Merger"), be merged (the "Bank Merger") into Crestar Bank, which shall be the Surviving Bank.

     Section 2. Conversion of Stock. At the Effective Time of the Bank Merger:

          (i)  Each share of Crestar Bank Common Stock
outstanding immediately prior to the Effective Time of the Bank
Merger shall continue unchanged as a share of Common Stock of the Surviving Bank.

          (ii) Each share of Savings Bank Common Stock outstanding immediately prior to the Effective Time of the Bank
Merger shall be canceled, the transfer books of Savings Bank shall be closed, and no further transfer of Savings Bank Common
Stock shall be permitted.

     Section 3. Articles of Incorporation, Bylaws and Directors of the Surviving Bank. At the Effective Time of the Bank Merger, there shall be no change caused by the Bank Merger in the Articles of Incorporation (except any change caused by the filing of Articles of Merger relating to the Bank Merger), Bylaws, or Board of Directors of the Surviving Bank.

     Section 4.  Conditions to Bank Merger.  Consummation of the
Bank Merger is subject to the following conditions:

          (i) The approving vote of the sole shareholder of the outstanding shares of Savings Bank Common Stock entitled to vote.

          (ii) The approval of the Bank Merger by the State
Corporation Commission of Virginia, the Maryland Banking
Commissioner, the Board of Governors of the Federal Reserve
System and the Office of Thrift Supervision.

          (iii) The satisfaction of the conditions contained in the Agreement and the Plan of Reorganization dated June 23, 1997 among Crestar Financial Corporation, Crestar Bank, American National Bancorp Inc. and Savings Bank, or the waiver of such conditions by the party for whose benefit they were imposed.

     Section 5. Effect of the Bank Merger. The Bank Merger, upon the Effective Time of the Bank Merger, shall have the effect provided by Sections 13.1-721 and 6.1-44 of the Code of Virginia.